PROSPECTUS SUPPLEMENT	Filed pursuant to Rule 424(b)(5)
(To Prospectus dated March 31, 2022)	File No. 333-263834

VERSUS SYSTEMS INC.

2,500,000 Common Shares

We are offering 2,500,000 of our common shares, no par value per share, pursuant to this prospectus supplement and the accompanying prospectus.

Our common shares trade on the NASDAQ Capital Market under the symbol “VS.” The last reported sale price of our common shares on the NASDAQ Capital Market on February 1, 2023 was $1.66 per share. For a more detailed description of our common shares, see the section entitled “Description of the Securities we are Offering” beginning on page S-15 of this prospectus supplement.

As of February 1, 2023, the aggregate market value of our outstanding common shares held by non-affiliates was approximately $13,325,944 based on 8,182,171 common shares outstanding, of which 154,494 shares were held by affiliates as of such date, and a price of $1.66 per share, which was the last reported sale price of our common shares as quoted on the NASDAQ Capital Market on February 1, 2023. Accordingly, we are subject to the limitations set forth in General Instruction I.B.5 of Form F-3. During the 12-month period prior to this prospectus supplement, we sold $2,155,400 of securities pursuant to General Instruction I.B.5 of Form F-3.

	Per Common Share	Total
Offering price	$0.900	$2,250,000.00
Placement Agent’s fees	$0.063	$157,500.00
Proceeds, before other expenses, to us	$0.837	$2,092,500.00

We have retained Roth Capital Partners, LLC to act as exclusive placement agent (the “Placement Agent”) in connection with this offering. The Placement Agent has agreed to use its reasonable best efforts to sell the securities offered by this prospectus supplement and the accompanying prospectus. The Placement Agent has no obligation to buy any of the securities from us or to arrange for the purchase or sale of any specific number or dollar amount of securities. The Placement Agent will receive compensation in addition to the Placement Agent fees. We have also agreed to issue to the Placement Agent warrants to purchase up to 175,000 common shares and to indemnify the Placement Agent. See “Plan of Distribution” beginning on page S-17 of this prospectus supplement for more information regarding these arrangements.

Investing in our securities involves a high degree of risk. Before buying our securities, you should consider carefully the risks described under the caption “Risk Factors” beginning on page S-9 of this prospectus and in the documents incorporated by reference in this prospectus and refer to the risk factors that may be included in a prospectus supplement and in our reports and other information that we file with the U.S. Securities and Exchange Commission.

Neither the U.S. Securities and Exchange Commission nor any state or Canadian securities commission or regulator has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

We expect to deliver the securities offered pursuant to this prospectus supplement on or about February 6, 2023.

Roth Capital Partners

The date of this prospectus supplement is February 2, 2023

PROSPECTUS SUPPLEMENT

PROSPECTUS

S-i

ABOUT THIS PROSPECTUS SUPPLEMENT

This prospectus supplement is a supplement to the accompanying prospectus that is also a part of this document. This prospectus supplement and the accompanying prospectus, dated March 31, 2022, are part of a registration statement on Form F-3 (File No. 333-263834) that we filed with the Securities and Exchange Commission (the “SEC”), utilizing a “shelf” registration process. Under this shelf registration process, we may offer and sell from time to time in one or more offerings the securities described in the accompanying prospectus.

This document is in two parts. The first part is this prospectus supplement, which describes the securities we are offering and the terms of the offering and also adds to and updates information contained in the accompanying prospectus and the documents incorporated by reference into the accompanying prospectus. The second part is the accompanying prospectus, which provides more general information, some of which may not apply to the securities offered by this prospectus supplement. Generally, when we refer to this “prospectus,” we are referring to both documents combined. To the extent there is a conflict between the information contained in this prospectus supplement, on the one hand, and the information contained in the accompanying prospectus or any document incorporated by reference therein, on the other hand, you should rely on the information in this prospectus supplement. We urge you to carefully read this prospectus supplement and the accompanying prospectus and any related free writing prospectus, together with the information incorporated herein and therein by reference as described under the heading “Where You Can Find Additional Information,” before buying any of the securities being offered.

You should rely only on the information that we have provided or incorporated by reference in this prospectus supplement and the accompanying prospectus and any related free writing prospectus that we may authorize to be provided to you. We have not, and the Placement Agent has not, authorized anyone to provide you with different information. No other dealer, salesperson or other person is authorized to give any information or to represent anything not contained in this prospectus supplement and the accompanying prospectus or any related free writing prospectus that we may authorize to be provided to you. You must not rely on any unauthorized information or representation. This prospectus supplement is an offer to sell only the securities offered hereby, and only under circumstances and in jurisdictions where it is lawful to do so. You should assume that the information in this prospectus supplement and the accompanying prospectus or any related free writing prospectus is accurate only as of the date on the front of the document and that any information we have incorporated by reference is accurate only as of the date of the document incorporated by reference, regardless of the time of delivery of this prospectus supplement and the accompanying prospectus or any related free writing prospectus, or any sale of a security.

This prospectus supplement contains summaries of certain provisions contained in some of the documents described herein, but reference is made to the actual documents for complete information. All of the summaries are qualified in their entirety by the actual documents. Copies of some of the documents referred to herein have been filed, will be filed or will be incorporated by reference as exhibits to the registration statement of which this prospectus supplement is a part, and you may obtain copies of those documents as described below under the heading “Where You Can Find More Information.”

The share and per share information in this prospectus, other than the information incorporated herein by reference, including our financial statements and the notes thereto, reflects the one-for-15 reverse stock split of our outstanding common shares that became effective on November 9, 2022.

S-ii

FORWARD-LOOKING STATEMENTS

This prospectus supplement, accompanying prospectus and the documents that we have filed with the SEC that are incorporated by reference in this prospectus supplement contain “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended (the “Securities Act”), and Section 21E of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) and may involve material risks, assumptions and uncertainties. Forward-looking statements typically are identified by the use of terms such as “may,” “will,” “should,” “believe,” “might,” “expect,” “anticipate,” “intend,” “plan,” “estimate,” and similar words, although some forward-looking statements are expressed differently.

Any forward looking statements contained in this prospectus supplement, accompanying prospectus and the documents that we have filed with the SEC that are incorporated by reference in this prospectus supplement are only estimates or predictions of future events based on information currently available to our management and management’s current beliefs about the potential outcome of future events. Whether these future events will occur as management anticipates, whether we will achieve our business objectives, and whether our revenues, operating results, or financial condition will improve in future periods are subject to numerous risks. There are a number of important factors that could cause actual results to differ materially from the results anticipated by these forward-looking statements. These important factors include those that we discuss under the heading “Risk Factors” and in other sections of our Annual Report on Form 20-F for the fiscal year ended December 31, 2021, as well as in our other reports filed from time to time with the SEC that are incorporated by reference into this prospectus supplement and the accompanying prospectus. You should read these factors and the other cautionary statements made in this prospectus supplement, the accompanying prospectus and in the documents we incorporate by reference into this prospectus supplement and the accompanying prospectus as being applicable to all related forward-looking statements wherever they appear in this prospectus supplement or the documents we incorporate by reference into this prospectus supplement and the accompanying prospectus. If one or more of these factors materialize, or if any underlying assumptions prove incorrect, our actual results, performance or achievements may vary materially from any future results, performance or achievements expressed or implied by these forward-looking statements. We undertake no obligation to publicly update any forward-looking statements, whether as a result of new information, future events or otherwise, except as required by law.

S-iii

PROSPECTUS SUPPLEMENT SUMMARY

This summary is not complete and does not contain all of the information that you should consider before investing in the securities offered by this prospectus. You should read this summary together with the entire prospectus supplement and accompanying prospectus, including our risk factors (as provided for herein and incorporated by reference), financial statements, the notes to those financial statements and the other documents that are incorporated by reference in this prospectus supplement, before making an investment decision. You should carefully read the information described under the heading “Where You Can Find More Information.” We have not authorized anyone to provide you with information different from that contained in this prospectus. The information contained in this prospectus is accurate only as of the date of this prospectus, regardless of the time of delivery of this prospectus or of any sale of our securities.

Our Mission

Our mission is to reinvent the way our customers interact with consumers through live events, games, apps and streaming content.

Our Company

We offer a proprietary business-to-business software platform called eXtreme Engagement Online (“XEO”) that allows live event producers, professional sports franchises, video game publishers and developers and professional sports franchises, as well as other interactive media content creators, the ability to offer in-game prizing and rewards based on the completion of in-content challenges alongside other user engagement tools. The prizes or rewards offered are specific to each player or viewer based on a variety of user- and content-based characteristics, including age, location, game played and challenge undertaken. Our platform facilitates several types of single player prize challenges that includes a wide range of prize types, including coupons, sweepstakes-style prizes, consumer packaged goods (“CPG”) and downloadable content (“DLC”).

With the acquisition of Xcite Interactive Inc. (“Xcite Interactive”) in June of 2021, we acquired a number of key pieces of technology and relationships that we believe will benefit our engagement and rewards business. First, we gained an industry-leading live events fan engagement business that partners with professional sports franchises across the National Football League (“NFL”), the National Basketball Association (“NBA”), the National Hockey League (“NHL”) and others to drive in-stadium audience engagement using interactive gaming functions like trivia, polling, and casual games that can be played alongside the live experience. Our three largest customers in 2022 year-to-date include the Edmonton Oilers, Arizona Coyotes, and the San Antonio Rodeo. We also acquired a growing software licensing business that takes the in-venue fan engagement tools and methods developed by Xcite and its team over decades and customizes those tools in a scalable way to allow teams and content partners of all sizes to engage with fans in-venue and at home in measurable, effective ways at a fraction of the cost of a large professional game operations staff.

We license our XEO software platform to teams, leagues, and other content creators to provide a recurring revenue stream that supplements our professional services and advertising revenues. In addition to providing improved consumer engagement with games and features like trivia and polling, the XEO platform provides improved analytics and flexibility for our content partners through the real-time action board. The action board provides content partners with actionable insights during the game, and it also gives operators tools to adjust the run of show, reacting in real time to events that are happening on the field or in-venue, giving a more urgent, contextual feel to the content and making fan’s interactivity feel more authentic and personal. This real-time engagement technology, coupled with improved analytics about player behavior, allows for both an improved audience experience and also improved advertising efficiency.

We are able to provide our customers an opportunity for improved fan engagement, not only reaching out to those fans who are in the stadium, but also to those watching at home on television or streaming the game on a computer or mobile device. With XEO, fans can follow the game, interact with other fans through a chat function, and compete for prizes and rewards offered by the team itself or by one of the team’s sponsors or branding partners. This engagement and rewards model can extend beyond professional sports to viewers of college sports, the Olympics, awards shows, reality TV, or even streaming content on platforms like YouTube, Twitter and Twitch. By driving second screen engagement, content providers, such as sports teams, are able to maintain the consumer’s attention during lengthy commercials, timeouts and breaks in play.

We believe our platform provides real benefits for three key target groups: content providers, brands and agencies, and fans/players. By providing interactivity and in-content rewards, content providers see more frequent sessions and longer session times from their users and viewers. Consumer brands offering sponsorships and in-content prizes or rewards within our interactive experiences see improved brand recall and brand affinity, as well as prolonged and increased interest from players and consumers who view their goods as a positive “win” within their viewing experience rather than as a distraction from the content they are watching as is typically the case with traditional in-content advertising. Players, viewers, and consumers who interact alongside their favorite content, especially players who play for real-world rewards, show an increased desire to interact with such content, which increases the value of the content as a supplier of prizing opportunities, of the brands that offer the prizes, and of the experience itself as an interactive and desirable challenge for players and viewers.

We monetize prizes and sponsorships in a number of ways including Cost Per Click (“CPC”), Cost Per Action (“CPA”), and sponsorship revenues that can be charged to the brand. In those cases, we either are paid to place images within our interactive elements, or as a function of an end user interacting with the brand (CPC), or as a function of the user accepting the reward or in some way transacting with the brand (CPA). We share a certain percentage of the gross receipts we receive from such brand customers with the content partners who are the owners of the media in which the prizes or rewards are offered. Our current agreements with the owners or marketers of consumer brands provide that we are paid a fee to place their ads in content, the amount of which is based either on the number of ads placed or upon the performance of those ads relative to the brand’s goals.

Our revenues have principally come from software licensing and professional services provided to professional sports franchises, as well as from fan engagement events like rodeos, boxing matches, concerts, and other live events including the Olympics, Women’s World Cup, the X Games, and other global sporting events.

Our technology facilitates advertising that is part of the entertainment itself — part of the narrative, not as a distraction. By creating an environment that makes brands part of a desired experience — winning prizes or rewards — we empower content providers and brands to engage consumers more effectively and for more extended periods of time.

Our Products and Services

We provide the following products and services to our partners and customers:

•        Professional Services: Integration, Customization, and Production.    Our patented platform can be integrated into games and interactive media through a number of Software Development Kits (SDKs), including SDKs for iOS, Android, Unity, C++ and others. We also work with partners such as HP to develop bespoke instances of our rewards platform, as we did with their OMEN Rewards system available inside OMEN Command Center in every HP OMEN and Pavilion gaming desktop and laptop. We also offer professional design, development and platform integration services to content partners who seek a more bespoke solution. A majority of our professional sports team partners use some degree of customization in the application of our engagement platform. We also offer live-event production services, helping support the implantation of our platforms, including the production of creative assets to create a more seamless fan experience for a team or venue.

•        XEO Platforms.    Our engagement technology platform is used to power fan engagement at live-event and other entertainment focused properties, including partnering with multiple professional sports franchises to drive in-stadium audience engagement. In addition to providing improved consumer engagement, our XEO platform provides increased transparency and flexibility through the real time action board. The action board reduces data to information in which the content provider can act on during the live event. In addition, it allows for audience segmentation and targeted advertising technology further improving advertising efficiency.

•        Click Play Win Product.    Click Play Win is an advertising tool that allows content creators, marketers, agencies, and other advertisers to increase customer acquisition and loyalty through a combination of games and rewards. Our customers use Click Play Win to create interactive advertisements that offer coupons and rewards. The product is compatible with a number of digital platforms and can be integrated into customers’ existing advertising campaigns. Click Play Win is designed to increase customer transactions and also increase the collection of zero-party data, which is first-party data that is consensually provided by consumers directly to advertisers. Consumers are incented to provide their data inside Click Play Win as they register to play games for prizes and rewards that may include coupons, real-world goods and services, sweepstakes entries, and digital goods including downloadable content for games, digital collectibles, and web3 products.

•        White-Label Rewards Platforms.    Our technology can be easily integrated into mobile apps to track any behavior that a content, publishing, or health and fitness program partner may want to incentivize. We can also white label and/or license technologies like our stand-alone mobile app to enable partners to create an entire rewards ecosystem where activities in one application earn rewards or discounts from another part of the same company. For example, we can assist a partner in creating a mobile app that would allow a consumer to earn movie tickets to a comic book movie for purchasing or reading the online comic, or a consumer to earn discounts on in-stadium concessions or on team apparel for playing a sports trivia game or for watching games live on his or her mobile device. We work with content partners to create entire in-house rewards programs for their users that promote cross-sales within a company, or new channels for the sale of licensed goods, or new opportunities for event or brand sponsors. Our systems and applications can be white labeled and sold as a rewards platform for those partners looking to increase engagement and stickiness with their customers.

•        Advertising services.    In connection with the placement or licensing of our engagement and rewards platforms, we market our services to brand partners to place their products, discounts or coupons into Versus-enabled content so that users, viewers and players can earn those rewards for their in-game or in-app behavior. When providing those services, we typically charge the brand only when a player attempts to win one of the brand’s proffered prizes. However, in certain cases may also charge on a CPC, CPE or a CPA model.

Recent Developments

Corporate Restructuring

Due to capital market conditions and our cash position in January 2023, we effected a corporate restructuring to better align our operating costs with our cash on hand, which included downsizing our workforce and curtailing certain development programs, which could have a material adverse effect on our operations and financial results.

Partnership with Resolve to Bring Generative AI and Gamification to Customer Payments and Credit Management

On February 1, 2023, we announced that we have partnered with Resolve Debt Inc., an automated debt collection and artificial intelligence company, to bring gamification and interactive elements to Resolve’s existing AI-powered credit and debt management products and customers, with the goal of addressing a portion of the $4.5 trillion U.S. consumer (non-mortgage) debt market.

Nasdaq Notification Regarding Minimum Bid Price Deficiency

On January 23, 2023, we received written notification from Nasdaq that we are not in compliance with the minimum bid price requirements set forth in Nasdaq Rules for continued listing on Nasdaq. In accordance with Nasdaq Listing Rule 5810(c)(3)(A), we have been afforded 180 calendar days, or until July 24, 2023, to regain compliance with the bid price requirement. In order to regain compliance, the bid price of our common shares must close at a price of at least $1.00 per share for a minimum of 10 consecutive trading days.

Corporate History and Structure

Versus Systems Inc., a corporation formed under the laws of British Columbia, was formed by way of an amalgamation under the name McAdam Resources, Inc. in the Province of Ontario on December 1, 1988 and subsequently extra-provincially registered in British Columbia on February 2, 1989. We changed our name to Boulder Mining Corporation on May 9, 1995 in Ontario and on September 25, 1996 in British Columbia. We continued into British Columbia on January 2, 2007 and concurrently changed our name to Opal Energy Corp. We changed our name to Versus Systems Inc. on June 30, 2016, and concurrently ceased or divested our mining related business and began operating our current software platform business.

In June 2021, we completed the acquisition of multimedia, production, and interactive gaming company Xcite Interactive, a provider of online audience engagement through its owned and operated XEO technology platform. We now provide products and services to multiple professional sports franchises across MLB, the NHL, the NBA and the NFL to drive in-stadium audience engagement as well as a software licensing business to drive audience engagement.

We operate through our majority-owned subsidiary, Versus LLC, a Nevada limited liability company that was organized on August 21, 2013, and through our wholly owned subsidiary, Xcite Interactive Inc, a Delaware company that was reorganized as such on April 1, 2019.

Our principal executive offices in Canada are located at 1558 Hastings Street, Vancouver, British Columbia V6G 3J4 Canada, and our telephone number at that address is (604) 639-4457. Our principal executive offices in the United States are located at 6701 Center Drive West, Suite 480, Los Angeles, CA 90045, and our telephone number at that address is (424) 226-8588. Our website address is www.versussystems.com. The information on or accessed through our website is not incorporated in this prospectus. The SEC maintains an Internet site (www.sec.gov) that contains reports, proxy and information statements, and other information regarding issues that file electronically with the SEC.

The following chart reflects our organizational structure (including the jurisdiction of formation or incorporation of the various entities):

Name of Subsidiary	Country of Incorporation	Proportion of Ownership Interest
Versus Systems (Holdco), Inc.	United States of America	81.9%
Versus Systems UK, Ltd	United Kingdom	81.9%
Versus, LLC	United States of America	81.9%
Xcite Interactive, Inc.	United States of America	100%

Implications of Being an Emerging Growth Company and a Foreign Private Issuer

Emerging Growth Company

We are an “emerging growth company,” as defined in Section 2(a) of the Securities Act, as modified by the Jumpstart Our Business Startups Act of 2012 (the “JOBS Act”). As such, we are eligible to take advantage of certain exemptions from various reporting requirements that are applicable to other public companies that are not “emerging growth companies,” including, but not limited to, not being required to comply with the auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act of 2002 (the “Sarbanes-Oxley Act”), reduced disclosure obligations regarding executive compensation in their periodic reports and proxy statements, and exemptions from the requirements of holding a non-binding advisory vote on executive compensation and shareholder approval of any golden parachute payments not previously approved. If some investors find our securities less attractive as a result, there may be a less active trading market for its securities and the prices of its securities may be more volatile.

Further, Section 102(b)(1) of the JOBS Act exempts emerging growth companies from being required to comply with new or revised financial accounting standards until private companies (that is, those that have not had a Securities Act registration statement declared effective or do not have a class of securities registered under the Exchange Act) are required to comply with the new or revised financial accounting standards. The JOBS Act provides that a company can elect to opt out of the extended transition period and comply with the requirements that apply to non-emerging growth companies but any such election to opt out is irrevocable. We do not intend to opt out of such extended transition period, which means that when a standard is issued or revised and it has different application dates for public or private companies, we, as an emerging growth company, can adopt the new or revised standard at the time private companies adopt the new or revised standard. This may make comparison of our financial statements with certain other public companies difficult or impossible because of the potential differences in accounting standards used.

We will remain an emerging growth company until the earlier of: (i) the last day of the fiscal year in which it has a total annual gross revenue of at least $1.235 billion or is deemed to be a large accelerated filer, which means the market value of its common equity that is held by non-affiliates exceeds $700 million as of the last business day of its most recently completed second fiscal quarter; and (ii) the date on which it has issued more than $1.00 billion in non-convertible debt securities during the prior three-year period. References herein to “emerging growth company” have the meaning associated with it in the JOBS Act.

Foreign Private Issuer

We are a foreign private issuer within the meaning of the rules under the Exchange Act and, as such, we are permitted to follow the corporate governance practices of our home country, Canada, in lieu of the corporate governance standards of Nasdaq applicable to U.S. domestic companies. We intend to continue to follow our home country’s corporate governance practices as long as we remain a foreign private issuer. As a result, our shareholders may not have the same protection afforded to shareholders of U.S. domestic companies that are subject to Nasdaq corporate governance requirements. As a foreign private issuer, we are also subject to reduced disclosure requirements and are exempt from certain provisions of the U.S. securities rules and regulations applicable to U.S. domestic issuers such as the rules regulating solicitation of proxies and certain insider reporting and short-swing profit rules.

Risks Associated with Our Business

Our ability to execute our business strategy is subject to numerous risks, as more fully described in the section captioned “Risk Factors” immediately following this prospectus summary and in our annual report on Form 20-F for the fiscal year ended December 31, 2021, which is incorporated by reference into this prospectus supplement. You should read these risks before you invest in our securities. In particular, risks associated with our business include, but are not limited to, the following:

•        We have a relatively limited operating history and limited revenues to date and thus are subject to risks of business development and you have no basis on which to evaluate our ability to achieve our business objective.

•        We are a holding company and depend upon our subsidiaries for our cash flows.

•        Future acquisitions or strategic investments could disrupt our business and harm our business, results of operations or financial condition.

•        We will require additional funding for our growth plans, and such funding may result in a dilution of your investment.

•        We may not have sufficient capital to fund our ongoing operations, effectively pursue our strategy or sustain our growth initiatives.

•        Changes in our relationships with our most significant customers, including the loss or reduction in business, could have an adverse impact on us.

•        Our operations are significantly dependent on changes in public and customer tastes and discretionary spending patterns. Our inability to successfully anticipate customer preferences or to gain popularity for games may negatively impact our profitability.

•        If we fail to keep up with industry trends or technological developments, our business, results of operations and financial condition may be materially and adversely affected.

•        If we cannot continue to develop, acquire, market and offer new products and services or enhancements to existing products and services that meet customer requirements, our operating results could suffer.

•        We make significant investments in new products and services that may not achieve expected returns.

•        If we fail to retain existing users or add new users, our results of operations and financial condition may be materially and adversely affected

•        Our insurance coverage may not adequately protect us against all future risks, which may adversely affect our business and prospects.

•        Changes in laws or regulations, or a failure to comply with any laws and regulations, may adversely affect our business, investments and results of operations.

•        Public health epidemics or outbreaks, such as COVID-19, could materially and adversely impact our business.

•        Our business may be harmed if our licensing partners, or other third parties with whom we do business, act in ways that put our brand at risk.

•        If we fail to keep our existing users highly engaged, to acquire new users, to successfully implement an award-prizes model for our user community, our business, profitability and prospects may be adversely affected.

•        Our failure to protect our intellectual property rights may undermine our competitive position.

•        Our business is highly dependent on the proper functioning and improvement of our information technology systems and infrastructure. Our business and operating results may be harmed by service disruptions, or by our failure to timely and effectively scale up and adjust our existing technology and infrastructure.

The Offering

The following summary contains basic terms about this offering and our securities and is not intended to be complete. It may not contain all information that is important to you. You should read the more detailed information contained in this prospectus, including but not limited to, the risk factors beginning on page S-9.

Issuer:	Versus Systems Inc.
Common shares offered by us:	2,500,000 shares
Price per common share	$0.90
Common shares to be outstanding after this offering:	10,682,171 shares
Reasonable Best Efforts:

We have agreed to issue and sell the common shares offered hereby to the purchasers through Roth Capital Partners, LLC (the “placement agent”). The placement agent is not required to buy or sell any specific number or dollar amount of the common shares offered hereby, but it will use its reasonable best efforts to solicit offers to purchase the common shares offered by this prospectus. See “Plan of Distribution” on page S-17.

Use of proceeds:	We intend to use the net proceeds from this offering solely for working capital and other general corporate purposes. See “Use of Proceeds” on page S-12.
Placement Agent Warrants:

We have agreed to issue to the placement agent warrants to purchase a number of common shares equal to 7.0% of the total number of common shares sold in this offering as a portion of the compensation payable to the placement agent in connection with this offering. The placement agent warrants will be immediately exercisable at an exercise price of $0.90. The placement agent warrants expire on the fifth anniversary of the commencement of sales of this offering. See “Plan of Distribution” on page S-17.

Lock-up:

We, and our officers and directors, have agreed, subject to certain exceptions, not to sell, offer or otherwise dispose of or transfer, directly or indirectly, any of our capital stock (including common shares) or any securities convertible into or exchangeable for our capital stock, during a period commencing on the date of this prospectus supplement and ending 45 days after the closing of this offering, without the prior consent of the purchasers. See “Plan of Distribution” in this prospectus supplement.

Risk factors:

You should read the “Risk Factors” section beginning on page S-9 of this prospectus supplement, the “Risk Factors” section beginning on page 12 of the accompanying prospectus, and the “Risk Factors” section in our Annual Report on Form 20-F for the year ended December 31, 2021 for a discussion of factors to consider before deciding to purchase our securities.

Market for our common shares:	Our common shares are quoted and traded on the NASDAQ Capital Market under the symbol “VS.”

The 10,682,171 common shares to be outstanding after this offering is based on 8,182,171 shares outstanding as of February 1, 2023, plus the 2,500,000 common shares offered hereby. The 10,682,171 common shares to be outstanding after this offering, excludes the following:

•        2,843,385 common shares issuable upon exercise of outstanding warrants at February 1, 2023, with a weighted average exercise price of $71.42 per share;

•        227,788 common shares reserved for issuance upon the exercise of outstanding stock options at February 1, 2023, with a weighted average exercise price of $37.13 per share issued pursuant to our 2017 Stock Option Plan;

•        175,000 common shares issuable upon exercise of warrants to be issued to the Placement Agent in connection with this offering; and

•        9,197 common shares issuable upon conversion of outstanding Versus Systems (Holdco) shares.

Unless otherwise stated, outstanding share information throughout this prospectus supplement excludes the above.

RISK FACTORS

Before you make a decision to invest in our securities, you should consider carefully the risks described below, together with other information in this prospectus supplement, the accompanying prospectus and the information incorporated by reference herein and therein. If any of the following events actually occur, our business, operating results, prospects or financial condition could be materially and adversely affected. This could cause the trading price of our common shares to decline and you may lose all or part of your investment. The risks described below are not the only ones that we face. Additional risks not presently known to us or that we currently deem immaterial may also significantly impair our business operations and could result in a complete loss of your investment.

You should also carefully consider the risk factors set forth under “Risk Factors” described in our annual report on Form 20-F for the fiscal year ended December 31, 2021, together with all other information contained or incorporated by reference in this prospectus supplement and in any related free writing prospectus in connection with a specific offering, before making an investment decision.

Risks Related to Our Securities and the Offering

The proceeds of this offering will provide us only limited working capital and our inability to generate sufficient cash flows, raise additional capital when required, and actively manage our liquidity may impair our ability to execute our business plan, result in our reducing or eliminating product development and commercialization efforts and ultimately may cause you to lose a significant portion or all of your investment in our common shares.

As of February 1, 2023, we had approximately $4.88 million in cash. Assuming that we receive net proceeds of approximately $1,967,500 from this offering, we expect to be able to continue to operate only for approximately eight months. As this offering is being made on a best efforts basis and there is no minimum number of common shares or minimum aggregate amount of proceeds that is a condition for this offering to close, the net proceeds we receive from this offering may be significantly less than such amount, which would reduce the time period that we expect to be able to continue to operate. As a result, we expect to need to raise additional capital through equity or debt financing in the third quarter of 2023. We intend to seek equity and/or debt financing in an amount of at least $6 million that will enable us to continue to meet our capital needs for the next 12 months, but cannot give any assurance as to whether, when, in what amounts or on what terms we will obtain it.

To the extent possible, we will attempt to (i) continually monitor our sales prospects, (ii) continually aim to reduce costs and (iii) advance our technology and product offerings. However, because these above factors are not fully within our control, we may not be able to accurately predict our necessary cash expenditures or obtain financing in a timely manner to cover any shortfalls. If we are unable to generate sufficient cash flows or obtain adequate financing, we may be prevented from executing our business plan on a timely basis or at all. In addition, we may be forced to reduce our sales and marketing efforts or forego attractive business opportunities, or to shut down our operations entirely. Our ability to obtain additional funding will determine our ability to continue as a going concern. Failure to secure additional financing in a timely manner and on favorable terms would have a material adverse effect on our financial performance, results of operations and stock price and could require us to curtail or cease operations, sell off our assets, seek protection from our creditors through bankruptcy proceedings, or otherwise revise our business plan or strategy. Furthermore, additional equity financing may be dilutive to the holders of our common shares, and debt financing, if available, may involve restrictive covenants and may require that we relinquish valuable rights. Our inability to raise additional capital could cause you to lose a significant portion or all of your investment in our common shares.

This is a reasonable best efforts offering, in which no minimum number or dollar amount of securities is required to be sold, and we may not raise the amount of capital we believe is required for our business plans.

The placement agent has agreed to use its reasonable best efforts to solicit offers to purchase the securities in this offering. The placement agent has no obligation to buy any of the securities from us or to arrange for the purchase or sale of any specific number or dollar amount of the common shares. There is no required minimum number of common shares that must be sold as a condition to completion of this offering, and there can be no assurance that the offering contemplated hereby will ultimately be consummated. Even if we sell common shares offered hereby, because there is no minimum offering amount required as a condition to the closing of this offering, the actual offering amount is not presently determinable and may be substantially less than the maximum amount set forth above. We may sell fewer than all of the common shares.

If you purchase the common shares, you will experience immediate dilution as a result of this offering.

Since the price per share of our common shares being offered is substantially higher than the net tangible book value per share of our common shares, you will suffer immediate and substantial dilution in the net tangible book value of the common shares you purchase in this offering. After giving effect to the sale by us of 2,500,000 of our common shares at the offering price of $0.90 per common share, if you purchase common shares in this offering, you will suffer immediate and substantial dilution of approximately $0.17 per share in the net tangible book value of the common shares. See the section entitled “Dilution” in this prospectus supplement for a more detailed discussion of the dilution you will incur if you purchase common shares in this offering.

You may experience future dilution as a result of future equity offerings.

In order to raise additional capital, we may in the future offer additional shares of our common shares or other securities convertible into or exchangeable for our common shares that could result in further dilution to the investor purchasing our common shares in this offering or result in downward pressure on the price of our common shares. We may sell our common shares or other securities in any other offering at prices that are higher or lower than the prices paid by the investor in this offering, and the investor purchasing shares or other securities in the future could have rights superior to existing shareholders. Moreover, to the extent that we issue options or warrants to purchase, or securities convertible into or exchangeable for, our common shares in the future and those options, warrants or other securities are exercised, converted or exchanged, stockholders may experience further dilution.

The trading price of our common shares has been, and is likely to continue to be highly volatile and could be subject to wide fluctuations in response to various factors, some of which are beyond our control.

Our share price is volatile. During the period from February 1, 2022 to February 1, 2023, the closing price of our common shares ranged from a high of $36.48 per share to a low of $0.41 per share. The stock market in general has experienced extreme volatility that has often been unrelated to the operating performance of particular companies. As a result of this volatility, you may not be able to sell your common shares at or above the offering price and you may lose some or all of your investment.

Our management will have broad discretion over the use of the proceeds we receive from the sale our securities pursuant to this prospectus and might not apply the proceeds in ways that increase the value of your investment.

Our management will have broad discretion to use the net proceeds from the offering, and you will be relying on the judgment of our management regarding the application of these proceeds. Except as described in any prospectus supplement or in any related free writing prospectus that we may authorize to be provided to you, the net proceeds received by us from our sale of the securities described in this prospectus will be added to our general funds and will be used for general corporate purposes. Our management might not apply the net proceeds from offerings of our securities in ways that increase the value of your investment and might not be able to yield a significant return, if any, on any investment of such net proceeds. You may not have the opportunity to influence our decisions on how to use such proceeds.

The price of our common shares has not met the requirements for continued listing on the Nasdaq Capital Market. If we fail to regain or maintain compliance with the minimum listing requirements, our common shares will be subject to delisting. Our ability to publicly or privately sell equity securities and the liquidity of our common shares could be adversely affected if our common shares are delisted.

The Nasdaq continued listing standards require, among other things, that the minimum price of a listed company’s stock be at or above $1.00. If the minimum bid price is below $1.00 for a period of more than 30 consecutive trading days, the listed company will fail to be in compliance with Nasdaq’s listing rules and, if it does not regain compliance within the grace period, will be subject to delisting. The bid price of our common shares has recently closed below the minimum $1.00 per share requirement and on January 23, 2023 we received a notification of noncompliance from Nasdaq. In accordance with Nasdaq Listing Rule 5810(c)(3)(A), we will be afforded 180 calendar days, or until July 24, 2023, to regain compliance with the bid price requirement. In order to regain compliance, the bid price of our common shares must close at a price of at least $1.00 per share for a minimum of 10 consecutive trading days.

If we are not in compliance by July 24, 2023, we may be afforded a second 180-calendar day compliance period. To qualify for this additional time, we will be required to meet the continued listing requirement for market value of publicly held shares and all other initial listing standards for Nasdaq with the exception of the minimum bid price requirement and will need to provide written notice of its intention to cure the deficiency during the second compliance period.

If we do not regain compliance within the allotted compliance period(s), including any extensions that may be granted by Nasdaq, Nasdaq will provide notice that our common shares will be subject to delisting. Delisting from Nasdaq could adversely affect our ability to consummate a strategic transaction and raise additional financing through the public or private sale of equity securities, and would significantly affect the ability of investors to trade our securities and negatively affect the value and liquidity of our common shares. Delisting could also have other negative results, including the potential loss of confidence by employees and the loss of institutional investor interest.

USE OF PROCEEDS

We estimate that the net proceeds we will receive from the sale of our common shares in this offering will be approximately $1,967,500, after deducting estimated offering expenses of approximately $50,000 and Placement Agent fees and expenses.

We intend to use the net proceeds from this offering for working capital and general corporate purposes.

We have not specifically identified the precise amounts we will spend on each of these areas or the timing of these expenditures. The amounts actually expended for each purpose may vary significantly depending upon numerous factors, including assessments of potential market opportunities and competitive developments. In addition, expenditures may also depend on the establishment of new collaborative arrangements with other companies, the availability of other financing, and other factors. Our management will have discretion in the application of the net proceeds from this offering. Our shareholders may not agree with the manner in which our management chooses to allocate and spend the net proceeds. Moreover, our management may use the net proceeds for purposes that may not result in our being profitable or increase our market value.

DILUTION

If you purchase any of the common shares offered by this prospectus supplement, you will experience dilution to the extent of the difference between the offering price per common share you pay in this offering and the net tangible book value per common share immediately after this offering. Our audited net tangible book value as of September 30, 2022 was approximately $(1.81) million, or approximately $(1.09) per common share. Net tangible book value per share is equal to our total tangible assets minus total liabilities, divided by the number of common shares outstanding.

After giving effect to the sale by us (i) on October 7, 2022 of 412,292 common shares (or common share equivalents) at a purchase price of $2.715 per common share (or common share equivalent), (ii) on December 9, 2022 of 2,100,000 common shares (or common share equivalent) at a public offering price of $1.00 per common share (or common share equivalent), and (iii) on February 1, 2023 of 4,010,000 common shares upon the exercise of warrants at a purchase price of $1.10 per share, and after deducting estimated offering expenses payable by us in connection with such sales, our pro forma net tangible book value as of September 30, 2022 would have been approximately $5.82 million, or approximately $0.71 per common share.

After giving effect to the sale by us of 2,500,000 common shares in this offering at an offering price of $0.90 per common share, and after deducting estimated offering expenses payable by us, our pro forma as adjusted net tangible book value as of September 30, 2022 would have been approximately $7.79 million, or approximately $0.73 per common share. This represents an immediate increase in net tangible book value of approximately $0.02 per share to existing shareholders and an immediate dilution of approximately $0.17 per share to new investors. The following table illustrates this calculation on a per share basis:

Offering price per common share		$0.90
Net tangible book value per share as of September 30, 2022	$(1.09)
Increase in net tangible book value attributed to sale of common shares and common share equivalents subsequent to September 30, 2022	1.80
Pro forma net tangible book value after giving effect to sale of common shares and common share equivalents subsequent to September 30, 2022	0.71
Increase in adjusted net tangible book value per share attributed to the investors purchasing shares issued in this offering	0.02
Adjusted pro forma net tangible book value per share after giving effect to this offering		0.73
Dilution to net tangible book value per share to new investors purchasing shares in this offering		$0.17

To the extent that our outstanding options or warrants are exercised, investors in this offering may suffer additional dilution.

The total number of common shares reflected in the discussion and table above is based on 1,659,879 shares outstanding as of September 30, 2022, plus (i) 6,522,292 common shares issued subsequent to September 30, 2022, and (ii) 2,500,000 common shares offered hereby. The 10,682,171 common shares to be outstanding after this offering, excludes the following:

•        2,843,385 common shares issuable upon exercise of outstanding warrants at February 1, 2023, with a weighted average exercise price of $71.42 per share;

•        227,788 common shares reserved for issuance upon the exercise of outstanding stock options at February 1, 2023, with a weighted average exercise price of $37.13 per share issued pursuant to our 2017 Stock Option Plan;

•        175,000 common shares issuable upon exercise of warrants to be issued to the Placement Agent in connection with this offering; and

•        9,197 common shares issuable upon conversion of outstanding Versus Systems (Holdco) shares.

CAPITALIZATION

The following table sets forth our capitalization as of September 30, 2022:

•        on an actual basis;

•        on a pro forma basis after giving effect to the sale by us (i) on October 7, 2022 of 412,292 common shares (or common share equivalents) at a purchase price of $2.715 per common share (or common share equivalent), (ii) on December 9, 2022 of 2,100,000 common shares (or common share equivalents) at a public offering price of $1.00 per common share (or common share equivalent) and (iii) on February 1, 2023 of 4,010,000 common shares upon the exercise of warrants at a purchase price of $1.10 per common share; and

•        on a pro forma as adjusted basis to reflect such pro forma adjustments and to give effect to the sale by us of (i) 2,500,000 common shares in this offering at the offering price of $0.90 per share, and (ii) to reflect the application of the proceeds of this offering after deducting the estimated 7% Placement Agent fee and approximately $125,000 of estimated offering expenses payable by us, including the reimbursable expenses of the Placement Agent.

The pro forma information below is illustrative only and our capitalization following the completion of this offering is subject to adjustment based on the offering price of our common shares. You should read this table in conjunction with our financial statements and notes thereto included in this prospectus, and the information under “Management’s Discussion and Analysis of Financial Condition and Results of Operations.”

	As of September 30, 2022
	Actual	Pro Forma	Adjusted
Cash and Cash Equivalents	$1,029,301	8,659,674	$10,627,174
Liabilities:
Notes payable	2,562,810	2,562,810	2,562,810
Total liabilities	3,589,891	3,589,891	3,589,891
Equity
Share capital
Common shares, no par value; unlimited shares authorized and 1,659,879 shares issued and outstanding on an actual basis, 10,682,171 shares issued and outstanding on a pro forma basis	119,650,950	127,281,323	129,248,823
Class A shares; 338 shares authorized and 338 issued and outstanding on an actual and on a pro forma and a pro forma as adjusted basis	28,247	28,247	28,247
Reserves	14,200,425	14,200,425	14,200,425
Cumulative translation adjustment	156,600	156,600	156,600
Deficit	(113,962,608)	(113,962,608)	(113,962,608)
Total Equity before non-controlling interest	20,073,614	27,703,987	29,671,487
Non-controlling interest	(5,932,235)	(5,932,235)	(5,932,235)
Total Equity	14,141,379	21,771,752	23,739,252
Total Liabilities and Equity	$17,741,484	25,371,857	$27,339,357

DESCRIPTION OF SECURITIES

Description of Share Capital

Our authorized share capital consists of an unlimited number of common shares and an unlimited number of Class A Shares, each without par value. At February 1, 2023, we had 8,182,171 issued and outstanding common shares and 338 Class A Shares.

The following description of our share capital and provisions of our articles and Notice of Articles are summaries of material terms and provisions and are qualified by reference to our articles and Notice of Articles, copies of which have been filed with the SEC as exhibits to the registration statement of which this prospectus is a part.

Common Shares

The holders of our common shares are entitled to one vote for each share held at any meeting of shareholders. Subject to the rights of the holders of preferred shares, if any are authorized and outstanding, the holders of common shares are entitled to receive dividends when declared by the directors out of funds or assets properly available for the payment of dividends, in such amount and in such form as the directors may from time to time determine, provided however that such dividends shall not be paid if doing so would reduce the value of our net assets to less than the total redemption amount of all issued preferred shares (if any) In the event of our dissolution, liquidation or winding-up and subject to the prior rights of the holders of the preferred shares, holders of common shares will be entitled to share equally in our remaining property and assets, if any, subject to the right of the holders of preferred shares, as a class, to receive, before any distribution of any part of our assets among the holders of common shares, the redemption amount in respect of such preferred shares, being that amount as determined by our directors at the time of the issuance of such preferred shares.

Class A Shares

We are authorized to issue an unlimited number of Class A Shares. The Class A Shares do not have any special rights or restrictions attached. As of February 1, 2023, there were 338 Class A Shares issued and outstanding.

Placement Agent Warrants to be issued in this Offering

We have agreed to issue warrants to the placement agent, upon the closing of this offering, which entitle it to purchase up to 7.0% of the total number of common shares sold to investors pursuant to this prospectus (the “Placement Agent Warrants”). The exercise price of these warrants is $0.90. The Placement Agent Warrants will be unregistered and are exercisable immediately upon issuance, at any time and from time to time, in whole or in part, during the five-year period commencing from the commencement of sales of this offering.

The Placement Agent Warrants and the common shares underlying the Placement Agent Warrants are being offered pursuant to the exemptions from registration provided in Section 4(a)(2) under the Securities Act and Regulation D promulgated thereunder, and are not being offered pursuant to this prospectus supplement and the accompanying prospectus.

Other Outstanding Warrants

At February 1, 2023, we had outstanding warrants to purchase an aggregate of 2,843,385 common shares with an exercise price range from $1.10 per share to $112.50 per share. These warrants have expiration dates ranging from January 20, 2026 to January 18, 2028.

Number of Share Purchase Warrants	Exercise Price (USD$)	Expiry Date
1,687,341	$112.50	January 20, 2026
331,044	$28.80	February 28, 2027
220,500	$1.25	December 6, 2027
190,000	$1.10	December 9, 2027
414,500	$7.80	January 18, 2028
2,843,385

Pursuant to the terms of such warrants, the exercise price of such warrants is subject to adjustment in the event of stock splits, combinations or the like of our common shares.

Options

Pursuant to our 2017 Stock Option Plan, we may grant stock options to our officers, directors, employees and Pursuant to our 2017 Stock Option Plan, we may grant stock options to our officers, directors, employees and consultants. Our 2017 Stock Option Plan is a rolling stock option plan whereby we can issue a number of options to purchase up to 15% of our issued and outstanding common shares. Options have a maximum term of ten years and vesting is determined by our board of directors.

During the year ended December 31, 2021, we granted stock options to purchase 64,015 common shares and we recorded share-based compensation of $2,145,928 relating to stock options that vested during the year. As of September 30, 2022, we had outstanding stock options under our 2017 Stock Option Plan to purchase an aggregate of 227,778 common shares with a weighted average exercise price of $37.13 per share.

Listing

Our common shares are listed on Nasdaq Capital Market under the symbol “VS.”

Transfer Agent and Registrar

The U.S. transfer agent and registrar for our common shares is Computershare, Inc., located at 8742 Lucent Boulevard, Suite 300, Highlands Ranch, Colorado 80129. The telephone number of Computershare, Inc. at such address is (303) 262-0705.

PLAN OF DISTRIBUTION

Roth Capital Partners, LLC has agreed to act as our sole placement agent in connection with this offering subject to the terms and conditions of a placement agency agreement, dated February 2, 2023 by and between Roth Capital Partners, LLC and us. The placement agent is not purchasing or selling any shares offered by this prospectus supplement and the accompanying base prospectus but has arranged for the sale of certain of the shares offered hereby through a securities purchase agreement entered into between the investors and us. The offering price of the common shares offered by this prospectus supplement and the accompanying base prospectus has been determined based upon arm’s-length negotiations between the investors and us.

We have entered into securities purchase agreements directly with the investors in this offering on February 2, 2023 (the “Securities Purchase Agreement”). A form of the Securities Purchase Agreement will be included as an exhibit to our Report of Foreign Private Issuer on Form 6-K to be filed with the SEC in connection with this offering. The Securities Purchase Agreement provides such investors with certain representations, warranties and covenants, including indemnifications, from us. Our obligation to issue and sell the shares to the investors who are party to the Securities Purchase Agreement is subject to the closing conditions set forth therein, including the absence of any material adverse change in our business and the receipt of certain opinions, letters and certificates from us or our counsel, which may be waived by the respective parties. All of the shares will be sold at the offering price specified in this prospectus supplement and, we expect, at a single closing.

Fees and Expenses

The following table shows the per share and total Placement Agent fees we will pay in connection with the sale of the shares in this offering.

	Per Share	Total
Offering price	$0.90	$2,250,000
Placement agent fees	$0.063	$157,500
Proceeds, before expenses, to us	$0.837	$2,092,500

We have agreed to pay to the placement agent a cash fee equal to seven percent (7.0%) of the aggregate gross proceeds raised in this offering.

We have also agreed to pay the placement agent’s reasonable out-of-pocket costs and expenses incident to the performance of its obligations under the placement agency agreement up to $75,000 in the aggregate. We estimate that the total expenses of the offering payable by us, excluding the total placement agent fees and expenses, will be approximately $50,000.

We currently anticipate that the delivery of the common shares will occur on or about February 6, 2023, subject to the satisfaction of customary closing conditions.

Placement Agent Warrants

We have agreed to issue Placement Agent Warrants to the placement agent, upon the closing of this offering, which entitle it to purchase a number of common shares equal to 7.0% of the total number of common shares sold to investors pursuant to this prospectus. The Placement Agent Warrants will have an exercise price of $0.90 per share. The Placement Agent Warrants will be unregistered and are exercisable immediately upon issuance, at any time and from time to time, in whole or in part, during the five-year period commencing from the commencement of sales of this offering. The Placement Agent Warrants and the common shares underlying the Placement Agent Warrants are being offered pursuant to the exemptions from registration provided in Section 4(a)(2) under the Securities Act and Regulation D promulgated thereunder, and are not being offered pursuant to this prospectus supplement and the accompanying prospectus.

The form of the Placement Agent Warrant will be included as an exhibit to our Report of Foreign Private Issuer on Form 6-K to be filed with the SEC in connection with this offering.

Tail Fee

In the event that any investor whom the placement agent had contacted during the term of its engagement or introduced to the Company during the term of the engagement of the placement agent, subject to certain exceptions, provides any capital to us in a public or private offering or capital-raising transaction, within the three (3) months following the termination of the engagement of the placement agent, we shall pay the placement agent a cash fee in the amount that would otherwise have been payable to the placement agent had such transaction occurred during the term.

Other Terms

Under the Securities Purchase Agreement, and subject to certain exceptions, we have agreed not to (i) enter into any agreement to issue or announce the issuance or proposed issuance of any common shares or common share equivalents, or (ii) file any registration statement or amendment or supplement thereto, subject to certain exceptions, for a period of forty-five (45) days following the closing of the offering. We have also agreed not to effect or enter into an agreement to effect any issuance of common share or common share equivalents involving a Variable Rate Transaction, as defined in the Securities Purchase Agreement, or “at-the-market offering,” for a period of six months from the closing of the offering.

Lock-Up Agreements

In connection with this offering, each of our executive officers and directors has agreed, subject to certain exceptions set forth in the lock-up agreements, not to sell, offer, agree to sell, contract to sell, hypothecate, pledge, grant any option to purchase, make any short sale of, or otherwise dispose of, directly or indirectly, any of our common shares, or any securities convertible into or exercisable or exchangeable for our common shares, for 45 days following the closing of the offering. The purchasers may, in their sole discretion and without notice, waive the terms of the lock-up agreement.

Determination of Offering Price

The offering price of the shares we are offering was negotiated between us and the investors, in consultation with the placement agent based on the trading of our common shares prior to the offering, among other things. Other factors considered in determining the offering price of our shares we are offering include our history and prospects, the stage of development of our business, our business plans for the future and the extent to which they have been implemented, an assessment of our management, general conditions of the securities markets at the time of the offering and such other factors as were deemed relevant.

Regulation M Restrictions

The placement agent may be deemed to be an underwriter within the meaning of Section 2(a)(11) of the Securities Act, and any commissions received by it and any profit realized on the resale of any common shares sold by it while acting as a principal might be deemed to be underwriting discounts or commissions under the Securities Act. As an underwriter, the placement agent would be required to comply with the requirements of the Securities Act and the Exchange Act including Rule 415(a)(4) under the Securities Act and Rule 10b-5 and Regulation M promulgated under the Exchange Act. These rules and regulations may limit the timing of purchases and sales of shares offered hereby by the placement agent acting as a principal. Under these rules and regulations, the placement agent:

•        must not engage in any stabilization activity in connection with our securities; and

•        must not bid for or purchase any of our securities or attempt to induce any person to purchase any of our securities, other than as permitted under the Exchange Act, until it has completed its participation in the distribution.

Passive Market Making

In connection with this offering, the placement agent may engage in passive market making transactions in our common shares on the Nasdaq Stock Market in accordance with Rule 103 of Regulation M promulgated under the Exchange Act during a period before the commencement of offers or sales of our common shares and extending through the completion of the distribution. A passive market maker must display its bid at a price not in excess of the highest independent bid of that security. If all independent bids are lowered below the passive market maker’s bid, however, that bid must then be lowered when specified purchase limits are exceeded.

Indemnification

We have agreed to indemnify the placement agent against certain liabilities, including liabilities under the Securities Act, and liabilities arising from breaches of representations and warranties contained in the placement agency agreement, or to contribute to payments that the placement agent may be required to make in respect of those liabilities.

Other Relationships

The placement agent and its affiliates may in the future engage in investment banking transactions and other commercial dealings in the ordinary course of business with us or our affiliates. The placement agent has received, or may in the future receive, customary fees and commissions for these transactions.

Electronic Distribution

This prospectus supplement and the accompanying base prospectus may be made available in electronic format on websites or through other online services maintained by the placement agent or by an affiliate. Other than this prospectus supplement and the accompanying base prospectus, the information on the placement agent’s website and any information contained in any other website maintained by the placement agent is not part of this prospectus supplement and the accompanying base prospectus or the registration statement of which this prospectus supplement and the accompanying base prospectus forms a part, has not been approved and/or endorsed by us or the placement agent, and should not be relied upon by investors.

LEGAL MATTERS

Certain legal matters in connection with the securities offered hereby will be passed upon on behalf of the Company by Pryor Cashman LLP, New York, New York with respect to U.S. legal matters and by Fasken Martineau DuMoulin LLP, Vancouver, Canada, with respect to Canadian legal matters. Ellenoff Grossman & Schole LLP, New York, New York, is acting as counsel for the Placement Agent in this offering.

EXPERTS

Our audited consolidated financial statements as of and for the year ended December 31, 2021 incorporated by reference in this prospectus have been so included in reliance upon the report of Ramirez Jimenez International CPAs, independent registered public accountants, upon the authority of the said firm as experts in accounting and auditing.

Our audited consolidated financial statements as of and for the years ended December 31, 2020 and 2019 incorporated by reference in this prospectus have been so included in reliance upon the report of Davidson & Company LLP, independent registered public accountants, upon the authority of the said firm as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

We have filed with the SEC a registration statement on Form F-3 under the Securities Act with respect to the securities we are offering under this prospectus supplement. This prospectus supplement and the accompanying prospectus do not contain all of the information set forth in the registration statement and the exhibits to the registration statement.

For further information with respect to us and the securities we are offering under this prospectus supplement, we refer you to the registration statement and the exhibits and schedules filed as a part of the registration statement. Statements contained in this prospectus supplement as to the contents of any contract or any other document referred to are not necessarily complete, and in each instance, we refer you to the copy of the contract or other document filed as an exhibit to the registration statement. Each of these statements is qualified in all respects by this reference. We file annual, quarterly and current reports, proxy statements and other information with the SEC. Our SEC filings are available to the public over the Internet at the SEC’s website at http:/www.sec.gov. You may also read and copy any document we file at the SEC’s public reference room, 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the operation of the public reference room. Because our common shares are listed on the NASDAQ Capital Market, you may also inspect reports, proxy statements and other information at the offices of the NASDAQ Capital Market. Information found on our website is not part of this prospectus supplement or any other report we file with or furnish to the Securities and Exchange Commission.

INDEMNIFICATION FOR SECURITIES ACT LIABILITIES

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of our company pursuant to the foregoing provisions, or otherwise, we have been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by our company of expenses incurred or paid by a director, officer or controlling person of our company in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the common shares being offered hereunder, we will, unless in the opinion of our counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

IMPORTANT INFORMATION INCORPORATED BY REFERENCE

The SEC allows us to “incorporate by reference” information we have filed with the SEC into this prospectus. This means that we can disclose important information to you by referring to another document filed separately with the SEC. The information incorporated by reference is an important part of this prospectus, and the information we file subsequently with the SEC will automatically update and supersede the information in this prospectus. The information that we incorporate by reference in this prospectus is deemed to be a part of this prospectus. This prospectus incorporates by reference the documents listed below that we have previously filed with the SEC:

•        Our Annual Report on Form 20-F for the year ended December 31, 2021, filed with the SEC on April 1, 2022, as amended by Amendment No. 1 to our Annual Report on Form 20-F/A for the year ended December 31, 2021, filed with the SEC on August 23, 2022, and by Amendment No. 2 to our Annual Report on Form 20-F/A for the year ended December 31, 2021, filed with the SEC on September 9, 2022;

•        Our Reports of Foreign Private Issuer on Form 6-K furnished to the SEC on April 4, 2022, May 17, 2022, July 15, 2022, July 18, 2022, August 15, 2022, September 21, 2022, October 6, 2022, November 8, 2022, November 14, 2022, December 9, 2022, December 19, 2022, and February 3, 2023; and

•        The description of our common shares contained in our Registration Statement on Form F-3 filed with the SEC on March 24, 2022 and any amendments thereto filed to update the description.

In addition, this prospectus shall also be deemed to incorporate by reference all subsequent annual reports filed on Form 20-F, Form 40-F or Form 10-K, and all subsequent filings on Forms 10-Q and 8-K (if any) filed by us pursuant to the U.S. Exchange Act prior to the termination of the offering made by this prospectus. We may also incorporate by reference into this prospectus any Form 6-K that is submitted to the SEC after the date of the filing of the registration statement of which this Prospectus forms a part and before the date of termination of this offering. Any such Form 6-K that we intend to so incorporate shall state in such form that it is being incorporated by reference into this prospectus. The documents incorporated or deemed to be incorporated herein by reference contain meaningful and material information relating to us, and you should review all information contained in this prospectus and the documents incorporated or deemed to be incorporated herein by reference.

Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for the purposes of this prospectus, to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any statement so modified or superseded shall not constitute a part of this prospectus, except as so modified or superseded. The modifying or superseding statement need not state that it has modified or superseded a prior statement or include any other information set forth in the document that it modifies or supersedes. The making of such a modifying or superseding statement shall not be deemed an admission for any purposes that the modified or superseded statement, when made, constituted a misrepresentation, an untrue statement of a material fact or an omission to state a material fact that is required to be stated or that is necessary to make a statement not misleading in light of the circumstances in which it was made.

Documents which we incorporate by reference are available from us without charge, excluding all exhibits, unless we have specifically incorporated by reference an exhibit in this prospectus. You may obtain documents incorporated by reference in this prospectus by requesting them in writing or by telephone from us at:

Versus Systems Inc.
Attention: Corporate Secretary
6701 Center Drive West, Suite 480
Los Angeles, CA 90045
(310) 242-0228

Statements contained in this prospectus supplement as to the contents of any contract or other documents are not necessarily complete, and in each instance you are referred to the copy of the contract or other document filed as an exhibit to the registration statement or incorporated herein, each such statement being qualified in all respects by such reference and the exhibits and schedules thereto.

PROSPECTUS

Versus Systems Inc.

$25,000,000

Common Shares
Debt Securities
Subscription Receipts
Warrants
Rights
Units

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Versus Systems Inc. may offer, issue and sell, from time to time, in one or more offerings, the securities described in this prospectus. We may also offer securities of the types listed above that are convertible or exchangeable into one or more of the securities so listed. The total aggregate offering price for these securities will not exceed $25,000,000 (or the equivalent thereof in other currencies).

These securities may be offered or sold to or through one or more underwriters, dealers or agents, or directly to purchasers, on a continued or delayed basis. We will provide the names of any such agents and underwriters used in connection with the sale of any of these securities, as well as any fees, commissions or discounts we may pay to such agents and/or underwriters in connection with the sale of these securities, in the applicable prospectus supplement.

This prospectus describes the general terms of these securities and the general manner in which we will offer them. We will provide the specific terms of these securities, and the manner in which they are being offered, in supplements to this prospectus. You should read this prospectus, any post-effective amendment and the applicable prospectus supplement, as well as any documents we have incorporated into this prospectus by reference carefully before you invest. Where required by statute, regulation or policy, and where securities are offered in currencies other than United States dollars, appropriate disclosure of foreign exchange rates applicable to the securities will be included in the prospectus supplement describing the securities. This prospectus does not qualify in any of the provinces or territories of Canada the distribution of the securities to which it relates.

The aggregate market value of our outstanding common shares held by non-affiliates is $20.8 million based on 20,100,863 common shares outstanding as of March 22, 2022, of which 15,627,113 common shares are held by non-affiliates, at a price per common share of $1.33 based on the closing sale price of our common shares on the NASDAQ Capital Market on March 22, 2022. In addition, as of the date hereof, we have not offered any securities pursuant to General Instruction I.B.5 of Form F-3 during the prior 12 calendar month period that ends on and includes the date of this prospectus.

Our principal executive offices in Canada are located at 1558 Hastings Street, Vancouver, British Columbia V6G 3J4 Canada, and our telephone number is (604) 639-4457. Our principal executive offices in the United States are located at 6701 Center Drive West, Suite 480, Los Angeles, CA 90045, and our telephone number at that address is (424) 226-8588.

The common shares of Versus Systems Inc. are listed on the NASDAQ Capital Market under the symbol “VS.” On March 22, 2022, the closing price of our common shares on the NASDAQ Capital Market was $1.33 per share. There is currently no market through which the securities, other than the common shares, may be sold and purchasers may not be able to resell the securities purchased under this prospectus. This may affect the pricing of the securities in the secondary market, the transparency and availability of trading prices, the liquidity of the securities and the extent of issuer regulation. See “Risk Factors”.

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Investing in our securities involves a high degree of risk. Before buying our securities, you should consider carefully the risks described under the caption “Risk Factors” beginning on page 12 of this prospectus and in the documents incorporated by reference in this prospectus and refer to the risk factors that may be included in a prospectus supplement and in our reports and other information that we file with the U.S. Securities and Exchange Commission.

Neither the U.S. Securities and Exchange Commission nor any state or Canadian securities commission or regulator has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

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This prospectus is dated March 31, 2022.

i

About This Prospectus

This prospectus is part of a registration statement that we filed with the Securities and Exchange Commission (“SEC”) using a “shelf” registration process. Under this shelf registration process, we may sell any combination of the securities described in this prospectus in one or more offerings.

This prospectus provides you with a general description of the securities we may offer. Each time we sell securities, we will provide a prospectus supplement that will contain specific information about the terms of that offering. Such prospectus supplement may also add, update or change information contained in this prospectus. If there is any inconsistency between the information in the prospectus and the applicable prospectus supplement, you should rely on the information in the prospectus supplement. You should read the information in this prospectus and the applicable prospectus supplement together with the additional information incorporated by reference herein as provided for under the heading “Incorporation of Certain Information by Reference.”

Owning securities may subject you to tax consequences in the United States and/or Canada. This prospectus or any applicable prospectus supplement may not describe these tax consequences fully. You should read the tax discussion in any prospectus supplement with respect to a particular offering and consult your own tax advisor with respect to your own particular circumstances.

You should rely only on the information contained in or incorporated by reference into this prospectus or in any prospectus supplement. We have not authorized anyone to provide you with different information. We are not making an offer to sell or soliciting an offer to buy these securities in any jurisdiction in which the offer or solicitation is not authorized or in which the person making the offer or solicitation is not qualified to do so or to anyone to whom it is unlawful to make the offer or solicitation. You should assume that the information contained in this prospectus and in any applicable prospectus supplement is accurate only as of the date on the front cover of this prospectus or prospectus supplement, as applicable, and the information incorporated by reference into this prospectus or any prospectus supplement is accurate only as of the date of the document incorporated by reference.

Any of the securities described in this prospectus and in a prospectus supplement may be convertible or exchangeable into other securities that are described in this prospectus or will be described in a prospectus supplement and may be issued separately, together or as part of a unit consisting of two or more securities, which may or may not be separate from one another. These securities may include new or hybrid securities developed in the future that combine features of any of the securities described in this prospectus.

The registration statement that contains this prospectus, including the exhibits to the registration statement, contains additional information about us and the securities offered under this prospectus. You can find the registration statement at the SEC’s website or at the SEC office mentioned under the heading “Where You Can Find More Information.”

Our consolidated financial statements that are incorporated by reference into this prospectus have been prepared in accordance with International Financial Reporting Standards, as issued by the International Accounting Standards Board, which we refer to as IFRS.

Unless the context otherwise indicates, the terms “us,” “we,” “our,” “Liquid” and the “Company” refer to Versus Systems Inc. and our subsidiaries.

All trademarks, trade names and service marks appearing in this prospectus or the documents incorporated by reference herein are the property of their respective owners. Use or display by us of other parties’ trademarks, trade dress or products is not intended to and does not imply a relationship with, or endorsements or sponsorship of, us by the trademark or trade dress owner. Solely for convenience, trademarks and tradenames referred to in this prospectus appear without the® and ™ symbols, but those references are not intended to indicate, in any way, that we will not assert, to the fullest extent under applicable law, our rights or that the applicable owner will not assert its rights, to these trademarks and trade names.

Unless stated otherwise or as the context otherwise requires, all references to dollar amounts in this prospectus and any prospectus supplement are references to United States dollars. References to “$”, “US$” or “USD$” are to United States dollars and references to “CS” or “Canadian$” are to Canadian dollars.

Where You Can Find More Information

Statements included or incorporated by reference in this prospectus about the contents of any contract, agreement or other documents referred to are not necessarily complete, and in each instance an investor should refer to any such contracts, agreements or other documents incorporated by reference for a more complete description of the matter involved. Each such statement is qualified in its entirety by such reference.

We are subject to the information requirements of the Securities Exchange Act of 1934, as amended (“Exchange Act”), and in accordance therewith file and furnish reports and other information with the SEC. As a foreign private issuer, certain documents and other information that we file and furnish with the SEC may be prepared in accordance with the disclosure requirements of Canada, which are different from those of the United States. In addition, as a foreign private issuer, we are exempt from the rules under the Exchange Act prescribing the furnishing and content of proxy statements, and our officers, directors and principal shareholders are exempt from the reporting and short-swing profit recovery provisions contained in Section 16 of the Exchange Act. In addition, we are not required to publish financial statements as promptly as U.S. companies.

An investor may read and download the documents we have filed with the SEC under our corporate profile at www.sec.gov. An investor may read and download any public document that we have filed with the Canadian securities regulatory authorities under our corporate profile on the SEDAR website at www.sedar.com. An investor may also access our public filings through our website at www.versussystems.com.

This prospectus is a part of a registration statement on Form F-3. This prospectus does not contain all of the information you can find in the registration statement or the exhibits to the registration statement. For further information about us and the securities offered under this prospectus, we refer you to the registration statement and the exhibits and schedules filed as a part of the registration statement.

Incorporation of Certain Information by Reference

The SEC allows us to “incorporate by reference” information we have filed with the SEC into this prospectus. This means that we can disclose important information to you by referring to another document filed separately with the SEC. The information incorporated by reference is an important part of this prospectus, and the information we file subsequently with the SEC will automatically update and supersede the information in this prospectus. The information that we incorporate by reference in this prospectus is deemed to be a part of this prospectus. This prospectus incorporates by reference the documents listed below that we have previously filed with the SEC:

•        Our Annual Report on Form 20-F for the year ended December 31, 2020, filed with the SEC on May 5, 2021;

•        Our Reports on Form 6-K furnished to the SEC on May 5, 2021, May 12, 2021, May 19, 2021, August 16, 2021, November 17, 2021 and January 13, 2022; and

•        The description of our common shares contained in our Registration Statement on Form F-1 filed with the SEC on November 20, 2020 and any amendments thereto filed to update the description.

In addition, this prospectus shall also be deemed to incorporate by reference all subsequent annual reports filed on Form 20-F, Form 40-F or Form 10-K, and all subsequent filings on Forms 10-Q and 8-K (if any) filed by us pursuant to the U.S. Exchange Act prior to the termination of the offering made by this prospectus. We may also incorporate by reference into this prospectus any Form 6-K that is submitted to the SEC after the date of the filing of the registration statement of which this Prospectus forms a part and before the date of termination of this offering. Any such Form 6-K that we intend to so incorporate shall state in such form that it is being incorporated by reference into this prospectus. The documents incorporated or deemed to be incorporated herein by reference contain meaningful and material information relating to us, and you should review all information contained in this prospectus and the documents incorporated or deemed to be incorporated herein by reference.

Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for the purposes of this prospectus, to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any statement so modified or superseded shall not constitute a part of this prospectus, except as so modified or superseded. The modifying or superseding statement need not state that it has modified or superseded a prior statement or include any other information set forth in the document that it modifies or supersedes. The making of such a modifying or superseding statement shall not be deemed an admission for any purposes that the modified or superseded statement, when made, constituted a misrepresentation, an untrue statement of a material fact or an omission to state a material fact that is required to be stated or that is necessary to make a statement not misleading in light of the circumstances in which it was made.

Documents which we incorporate by reference are available from us without charge, excluding all exhibits, unless we have specifically incorporated by reference an exhibit in this prospectus. You may obtain documents incorporated by reference in this prospectus by requesting them in writing or by telephone from us at:

Versus Systems Inc.
Attention: Corporate Secretary
6701 Center Drive West, Suite 480
Los Angeles, CA 90045
(310) 242-0228

Forward-Looking Statements

This prospectus includes forward-looking statements. These statements involve risks known to us, significant uncertainties, and other factors which may cause our actual results, levels of activity, performance, or achievements to be materially different from any future results, levels of activity, performance, or achievements expressed or implied by those forward-looking statements.

Some of the statements in this prospectus constitute “forward-looking statements” that represent our beliefs, projections and predictions about future events. From time to time in the future, we may make additional forward-looking statements in presentations, at conferences, in press releases, in other reports and filings and otherwise. Forward-looking statements are all statements other than statements of historical fact, including statements that refer to plans, intentions, objectives, goals, targets, strategies, hopes, beliefs, projections, prospects, expectations or other characterizations of future events or performance, and assumptions underlying the foregoing. The words “may,” “could,” “should,” “would,” “will,” “project,” “intend,” “continue,” “believe,” “anticipate,” “estimate,” “forecast,” “expect,” “plan,” “potential,” “opportunity,” “scheduled,” “goal,” “target,” and “future,” variations of such words, and other comparable terminology and similar expressions and references to future periods are often, but not always, used to identify forward-looking statements. Examples of forward-looking statements include, but are not limited to, statements about the following:

•        our prospects, including our future business, revenues, expenses, net income, earnings per share, gross margins, profitability, cash flows, cash position, liquidity, financial condition and results of operations, backlog of orders and revenue, our targeted growth rate, our goals for future revenues and earnings, and our expectations about realizing the revenues in our backlog and in our sales pipeline;

•        the potential impact of COVID-19 on our business and results of operations;

•        the effects on our business, financial condition and results of operations of current and future economic, business, market and regulatory conditions, including the current economic and market conditions and their effects on our customers and their capital spending and ability to finance purchases of our products, services, technologies and systems;

•        the effects of fluctuations in sales on our business, revenues, expenses, net income, earnings per share, margins, profitability, cash flows, capital expenditures, liquidity, financial condition and results of operations;

•        our products, services, technologies and systems, including their quality and performance in absolute terms and as compared to competitive alternatives, their benefits to our customers and their ability to meet our customers’ requirements, and our ability to successfully develop and market new products, services, technologies and systems;

•        our markets, including our market position and our market share;

•        our ability to successfully develop, operate, grow and diversify our operations and businesses;

•        our business plans, strategies, goals and objectives, and our ability to successfully achieve them;

•        the sufficiency of our capital resources, including our cash and cash equivalents, funds generated from operations, availability of borrowings under our credit and financing arrangements and other capital resources, to meet our future working capital, capital expenditure, lease and debt service and business growth needs;

•        the value of our assets and businesses, including the revenues, profits and cash flows they are capable of delivering in the future;

•        the effects on our business operations, financial results, and prospects of business acquisitions, combinations, sales, alliances, ventures and other similar business transactions and relationships;

•        industry trends and customer preferences and the demand for our products, services, technologies and systems; and

•        the nature and intensity of our competition, and our ability to successfully compete in our markets.

These statements are necessarily subjective, are based upon our current plans, intentions, objectives, goals, strategies, beliefs, projections and expectations, and involve known and unknown risks, uncertainties and other important factors that could cause our actual results, performance or achievements, or industry results, to differ materially from any future results, performance or achievements described in or implied by such statements. Actual results may differ materially from expected results described in our forward-looking statements, including with respect to correct measurement and identification of factors affecting our business or the extent of their likely impact, the accuracy and completeness of the publicly-available information with respect to the factors upon which our business strategy is based, or the success of our business. Furthermore, industry forecasts are likely to be inaccurate, especially over long periods of time.

Forward-looking statements should not be read as a guarantee of future performance or results and will not necessarily be accurate indications of whether, or the times by which, our performance or results may be achieved. Forward-looking statements are based on information available at the time those statements are made and management’s belief as of that time with respect to future events and are subject to risks and uncertainties that could cause actual performance or results to differ materially from those expressed in or suggested by the forward-looking statements. Important factors that may cause actual results, our performance or achievements, or industry results to differ materially from those contemplated by such forward-looking statements include, without limitation, those discussed under the caption “Risk Factors” in this prospectus.

Versus Systems Inc.

This summary highlights principal features of this offering and certain information contained elsewhere or incorporated by reference in this prospectus. This summary does not contain all of the information you should consider before investing in our securities. We urge you to read this entire prospectus and the documents incorporated by reference herein carefully, including the financial statements and notes to those financial statements incorporated by reference herein and therein. Please read the section of this prospectus entitled “Risk Factors” for more information about important risks that you should consider before investing in our securities.

Our Mission

Our mission is to reinvent the way our customers interact with consumers through live events, games, apps and streaming content.

Our Company

We offer a proprietary business-to-business software platform called eXtreme Engagement Online (“XEO”) that allows live event producers, professional sports franchises, video game publishers and developers, live event producers, and professional sports franchises, as well as other interactive media content creators, the ability to offer in-game prizing and rewards based on the completion of in-content challenges alongside other user engagement tools. The prizes or rewards offered are specific to each player or viewer based on a variety of user- and content-based characteristics, including age, location, game played and challenge undertaken. Our platform facilitates several types of single player prize challenges that includes a wide range of prize types, including coupons, sweepstakes-style prizes, consumer packaged goods (“CPG”) and downloadable content (“DLC”).

With the acquisition of Xcite Interactive Inc. (“Xcite Interactive”) in June of 2021, we acquired a number of key pieces of technology and relationships that we believe will benefit our engagement and rewards business. First, we gained an industry-leading live events fan engagement business that partners with over 50 professional sports franchises across the National Football League (“NFL”), the National Basketball Association (“NBA”), the National Hockey League (“NHL”) and others to drive in-stadium audience engagement using interactive gaming functions like trivia, polling, and casual games that can be played alongside the live experience. Our three largest customers in 2021 include the Dallas Stars, New Jersey Devils, and New York Jets. We also acquired a growing software licensing business that takes the in-venue fan engagement tools and methods developed by Xcite and its team over decades, productizing those tools in a scalable way that allows teams and content partners of all sizes to engage with fans in-venue and at home in measurable, effective ways at a fraction of the cost of a large professional game operations staff.

We license our XEO software platform to teams, leagues, and other content creators creating a recurring revenue stream that supplements our professional services and advertising revenues. In addition to providing improved consumer engagement with games and features like trivia and polling, the XEO platform provides improved analytics and flexibility for our content partners through the real-time action board. The action board provides content partners with actionable insights during the game, and it also gives operators tools to adjust the run of show, reacting in real time to events that are happening on the field or in-venue, giving a more urgent, contextual feel to the content and making fan’s interactivity feel more authentic and personal. This real-time engagement tech, coupled with improved analytics about player behavior allows for both improved audience experience and also improved advertising efficiency.

We are able to provide our customers improved fan engagement, not only reaching out to those fans that are in the stadium, but also to those watching at home on television or streaming the game on a computer or mobile device. With XEO, fans can follow the game, interact with other fans through a chat function, and compete for prizes and rewards offered through the team itself or through one of the team’s sponsors or branding partners. This engagement and rewards model can extend beyond professional sports to viewers of college sports, the Olympics, awards shows, reality TV, or even streaming content on platforms like YouTube, Twitter and Twitch. By driving second screen engagement, content providers, such as sports teams, are able to maintain the consumer’s attention during lengthy commercials, timeouts, and breaks in play.

We believe out platform provides real benefits for three key target groups: content providers, brands and agencies, and fans/players. By providing interactivity and in-content rewards, content providers see more frequent sessions and longer session times from their users and viewers. Consumer brands offering sponsorships and in-content prizes or rewards within our interactive experiences see improved brand recall and brand affinity, as well as prolonged and increased interest from players and consumers who view their goods as a positive “win” within their viewing experience rather than as a distraction from the content they are watching as is typically the case with traditional in-content advertising. Players, viewers, and consumers who interact alongside their favorite content, especially players who play for real-world rewards, show an increased desire to interact with such content, which increases the value of the content as a supplier of prizing opportunities, of the brands that offer the prizes, and of the experience itself as an interactive and desirable challenge for players and viewers.

We monetize prizes and sponsorships in a number of ways including Cost Per Click (“CPC”), Cost Per Action (“CPA”), and sponsorship revenues that can be charged to the brand. In those cases, we either are paid to place images within our interactive elements, or as a function of an end user interacting with the brand (CPC), or as a function of the user accepting the reward or in some way transacting with the brand (CPA). We share a certain percentage of the gross receipts we receive from such brand customers with the content partners who are the owners of the media in which the prizes or rewards are offered. Our current agreements with the owners or marketers of consumer brands provide that we are paid a fee to place their ads in content, the amount of which is based either on the number of ads placed or upon the performance of those ads relative to the brand’s goals.

Our revenues have principally come from software licensing and professional services, provided to professional sports franchises as well as fan engagement events like rodeos, boxing matches, concerts, and other live events including the Olympics, Women’s World Cup, the X Games, and other global sporting events. Our current agreements with content or game owners, including the Peach Bowl, HP, Kast and Animoca Brands, provide that from 50% to 70% of advertising revenue will be kept by, or shared with, the publisher or developer, with the remaining 50% to 30% of gross receipts belonging to Versus. HP, our largest customer during the years ended December 31, 2018, 2019, and 2020 has pre-installed our platform in its OMEN and Pavilion brands of personal computers that are manufactured primarily for gamers and for general use as a means of increasing usage and desirability of those computers by consumers.

According to a 2018 study by us and the University of California, Los Angeles Center for Management of Enterprise in Media, Entertainment and Sports, the introduction of rewards benefits content providers, brands, and players across a variety of demographics.

Our technology facilitates advertising that is part of the entertainment itself — part of the narrative, not as a distraction. By creating an environment that makes brands part of a desired experience — winning prizes or rewards — we empower content providers and brands to engage consumers more effectively and for more extended periods of time.

Our Strengths

While we believe our overall value is generated from our ability to directly increase player and viewer engagement, we see the following as our core strengths:

•        Our Technology is Robust, Scalable and Flexible.    We have architected a platform that will allow any content publisher to integrate real-world prizes into their system, and allow any brand or agency to place their products, discounts, codes and coupons into an earned-rewards framework. We have software development kits that are compatible with millions of games, and apps, as well as ways to work with iOS and Android devices, PCs, consoles, Apple TVs, and other peripherals. The back end of our platform is built in Elixir by some of the world-experts in that language. The Elixir back end allows the type of massively scalable system that will be required for AAA games and app partners with millions of users. The strengths of the code base are its ability to manage huge numbers of concurrent users with localized failure — such that if there is an issue with a single player’s match it does not affect larger portions of the system. We can add new features, new games, entire new verticals easily. We can also adapt to changing regulatory environments around prizing, sweepstakes, privacy and other issues by managing our geofencing for where any given prize is offered. Our Dynamic Regulatory Compliance system is the direct result of years of thoughtful system architecture and development — an achievement that we believe sets us apart from competitors.

•        Our IP portfolio is Strong and Growing.    We have been issued three key patents from the U.S. Patent and Trademark Office (USPTO) with over 50 granted claims around how to manage large multiplayer events and how to offer players prizes in-game, at scale. We have been awarded claims covering how to maintain and promote competitive balance in multiplayer games, how to use multi-factor tests to serve up only relevant prizing on a per-player basis, how to use a player’s location, game, and age to determine eligibility for certain kinds of prizes in certain kinds of single player games, competitive games, tournaments, synchronous and asynchronous matches. We have several other patent filings in various stages at the USPTO and we are working with our technology and legal teams to develop new and defensible IP in this space. We want to be the only real solution for global in-game and in-app rewards.

•        The Support of Our Partners Helps US Grow.    Our engagement platform is used by professional sports franchises across MLB, the NHL, the NBA and the NFL as well as dozens of other global sporting events worldwide. As we grow our user base, we believe we will become a more desirable destination and partner for brand and advertising partners that want to reach engaged fans. We expect to leverage that position to increase our transactional revenues exponentially while staying on a capital-efficient low-cost trajectory

•        Choice and Earned-Rewards is a Better Model for Players.    While we sell our ad units to agencies, brands and companies that seek to reach media players and viewers, our primary goal will always be to make games and media experiences more fun. Our objective is to build ad units that do not increase viewer/player churn, but in fact increase player engagement. We believe our focus on how the player views the experience — offering them choice and an opportunity to both earn the reward and achieve the gratification of a successful win — will be the key differentiator in the in-game and in-app advertising market. While other competitors in the advertising industry may have more reach at the moment, we believe the increasing numbers of players who want the superior experience of rewards rather than banner ads, commercials and un-skippable videos will ultimately win out.

•        Our Team is Diverse, Accomplished, and Effective.    We have brought together experts in the game industry, software development, advertising, product design and development, and corporate finance. Our Executive Chair, Keyvan Peymani, is the Chief Brand and Commercial Officer for Cirque du Soleil, and Jennifer Prince, one of our directors, is the Chief Commercial Officer for the Los Angeles Rams and former Global VP and Head of Content Partnerships for Twitter. Our advisory board includes the former Vice President of Revenue for Activision Blizzard, the Chief Executive Officer of Radley Media, and a number of veterans of the global gaming industry. Our designers and engineers have built hundreds of successful products from games and apps, including the NFL.com fantasy football platform. Our production services team has supported the Super Bowl, the Stanley Cup, the Olympics, and myriad other world-class events. We are curious, creative, community-oriented problem solvers who have come together to make a world-class software solution. As a result, we have won multiple awards as one of the best places to work in Los Angeles, and one of the best places to work anywhere for millennial women. We are extremely proud of our team and our culture. We believe it allows us to hire, retain, promote and develop the very best talent.

Our Growth Strategy

While other forms of advertising technology focus mostly upon increasing monetization solely for the advertiser, we believe we change the universe of beneficiaries significantly. Our approach creates simultaneous wins for content providers, brands, and consumers. We believe today’s audiences seek real, personal, contextual, interactive, and rewarding engagement. There is no shortage of content choice in the market. Going forward, all forms of content from apps to streaming content to video games to live events to television both linear and over the top (OTT) will be forced to find new ways to reach audiences with content that matters. At the same time, brands and agencies need new ways to reach customers as those audiences have an increasing number of non-ad-supported media choices as well as a more skeptical position on advertising than they have ever had in the past. We recognize that keeping engagement high, keeping content personal, contextual, choice-based, interactive, and rewarding, is the key to making great content — and also great ads. This type of approach has an opportunity to change what Statista estimates as a $600 billion-dollar global advertising industry — focusing on making content more fun and changing the negative associations that users have with traditional media advertising. By creating prizing opportunities, brand introductions mean a chance to win rather than switching to another tab, source, or device while waiting for selected content to return.

Our growth strategy can be summarized into three areas: grow the audience, grow the prize provider pool, and then constantly iterate and improve.

The key elements of our long-term growth strategy include:

•        Increase Applications and Verticals.    To grow our user base, we will seek to increase the number of games, applications and content providers that have integrated our platform across an increasing number of industries. Part of that process will involve making our platform easier to integrate into the wide variety of media, which we are doing, but the rest is putting our value proposition in front of a larger group of app developers, content creators, and entertainment properties. Integrating into new categories and industries allows us a greater pool of potential applications with which to integrate, and therefore a greater pool of potential users. We intend to focus on gaming, streaming media (including OTT services), and live event applications, but may seek to expand to other verticals as opportunities arise. We believe this will significantly grow our user base.

•        Integrate into More Devices and Software Languages.    Our platform is currently available in applications running on laptops and desktops, as well as in mobile devices powered by iOS and Android operating systems through a series of software development kits (SDKs) which we have created. We also deliver our software platform experiences via mobile web applications. We strive to make our rewards platform available to, and compatible with, all kinds of devices. The current engineering roadmap includes additional support for the hundreds of millions of users of social media platforms such as Twitch, Twitter, and YouTube.

•        Develop a Global Reach.    We intend to deepen our penetration of the U.S. market. However, we believe there is significant opportunity for expansion of our offerings into the rest of the world, starting with Asia and Europe. In August 2020, our platform became available for the first time in China. Throughout 2021, we expanded our platform to be available in India, Mexico, and the UK. We plan to continue our expansion in Asia and Europe in 2022. Because our platform is built to optimize value for a player based on his or her location, we believe we are uniquely positioned to offer location-specific rewards and prizes for players all over the world. As we move into new geographies, we believe we will gain new players and new brands and prize providers that can offer real, local value.

•        Add More Prizing Partners.    Increasing the number of prize provider is the largest growth area for our company, and the one that we believe will be the most lucrative. We have built out a sales team and we are adding both salespeople and sales assets to pursue both agencies and individual vendors who may want to use our platform to promote their businesses. At the same time, we are also working to make our tools easier for prizing partners to use — including building functionality for businesses that use e-commerce platforms such as the Shopify platform, and for others who want to self-direct their prizing campaigns.

•        Constantly Improve Outcomes.    We are dedicated to improving the quality of the outcomes for our partners. We have developed a number of tools to evaluate the efficacy of each advertising campaign, and part of our value to our brand partners is providing them with anonymized but actionable information on each of their campaigns on our platform. Our analytics are focused on response rates, transaction rates, customer acquisition cost, and many other aspects of the step-by-step funnel from activation to registration, all the way through to lifetime customer value. We continually review outcomes and if there is a way to improve the transaction rate — to get winners, players or viewers to engage with our brand partners while retaining our core goal of making the media more fun — then we will make the necessary changes to improve those outcomes. This core tenet of our approach requires dedication to research, player and user outreach, surveys, and constant design improvements. We believe this strategy will produce yields in loyalty, affinity and Return on Ad Spend (ROAS) for our partners, which will drive future growth.

•        Grow Revenues and Market Share.    We are always looking for opportunities to grow through selective acquisitions and while much of our current roadmap is devoted to organic growth, we are also aware of a number of potential partnerships through which we may gain market share through inorganic growth via selective acquisition. Performance marketing is a growing field, as is interactive media advertising, and there may be opportunities to grow our sales team, our service offerings or our reach through acquisition.

Our Products and Services

We provide the following products and services to our partners and customers:

•        Professional Services:    Integration, Customization, and Production.    Our patented platform can be integrated into games and interactive media through a number of Software Development Kits (SDKs), including SDKs for iOS, Android, Unity, C++ and others. We also work with partners such as HP to develop bespoke instances of our rewards platform, as we did with their OMEN Rewards system available inside OMEN Command Center in every HP OMEN and Pavilion gaming desktop and laptop. We also offer professional design, development and platform integration services to content partners who seek a more bespoke solution. A majority of our professional sports team partners use some degree of customization in the application of our engagement platform. We also offer live-event production services, helping support the implantation of our platforms, including the production of creative assets to create a more seamless fan experience for a team or venue.

•        XEO Platforms.    Our engagement technology platform is used to power fan engagement at live-event and other entertainment focused properties, including partnering with multiple professional sports franchises to drive in-stadium audience engagement. In addition to providing improved consumer engagement, our XEO platform provides increased transparency and flexibility through the real time action board. The action board reduces data to information in which the content provider can act on during the live event. In addition, it allows for audience segmentation and targeted advertising technology further improving advertising efficiency.

•        White-Label Rewards Platforms.    Our technology can be easily integrated into mobile apps to track any behavior that a content, publishing, or health and fitness program partner may want to incentivize. We can also white label and/or license technologies like our stand-alone mobile app to enable partners to create an entire rewards ecosystem where activities in one application earn rewards or discounts from another part of the same company. For example, we can assist a partner in creating a mobile app that would allow a consumer to earn movie tickets to a comic book movie for purchasing or reading the online comic, or a consumer to earn discounts on in-stadium concessions or on team apparel for playing a sports trivia game or for watching games live on his or her mobile device. We work with content partners to create entire in-house rewards programs for their users that promote cross-sales within a company, or new channels for the sale of licensed goods, or new opportunities for event or brand sponsors. Our systems and applications can be white labeled and sold as a rewards platform for those partners looking to increase engagement and stickiness with their customers.

•        Advertising services.    In connection with the placement or licensing of our engagement and rewards platforms, we market our services to brand partners to place their products, discounts or coupons into Versus-enabled content so that users, viewers and players can earn those rewards for their in-game or in-app behavior. When providing those services, we typically charge the brand only when a player attempts to win one of the brand’s proffered prizes. However, in certain cases may also charge on a CPC, CPE or a CPA model.

Corporate History and Structure

Versus Systems Inc., a corporation formed under the laws of British Columbia, was formed by way of an amalgamation under the name McAdam Resources, Inc. in the Province of Ontario on December 1, 1988 and subsequently extra-provincially registered in British Columbia on February 2, 1989. We changed our name to Boulder Mining Corporation on May 9, 1995 in Ontario and on September 25, 1996 in British Columbia. We continued into British Columbia on January 2, 2007 and concurrently changed our name to Opal Energy Corp. We changed our name to Versus Systems Inc. on June 30, 2016, and concurrently ceased or divested our mining related business and began operating our current software platform business.

In June 2021, we completed the acquisition of multimedia, production, and interactive gaming company Xcite Interactive, a provider of online audience engagement through its owned and operated XEO technology platform. We now provide products and services to multiple professional sports franchises across MLB, the NHL, the NBA and the NFL to drive in-stadium audience engagement as well as a software licensing business to drive audience engagement.

We operate through our majority-owned subsidiary, Versus LLC, a Nevada limited liability company that was organized on August 21, 2013, and through our wholly owned subsidiary, Xcite Interactive Inc, a Delaware company that was reorganized as such on April 1, 2019.

Our principal executive offices in Canada are located at 1558 Hastings Street, Vancouver, British Columbia V6G 3J4 Canada, and our telephone number is (604) 639-4457. Our principal executive offices in the United States are located at 6701 Center Drive West, Suite 480, Los Angeles, CA 90045, and our telephone number at that address is (424) 226-8588. Our website address is www.versussystems.com. The information on or accessed through our website is not incorporated in this prospectus. The SEC maintains an Internet site (www.sec.gov) that contains reports, proxy and information statements, and other information regarding issues that file electronically with the SEC.

Over 2018, 2019, and 2020, we principally developed and operated a business-to-business software platform that allows video game publishers and developers, as well as other interactive media content creators, to offer in-game prizing and rewards based on the completion of in-content challenges. We spent approximately $3.9 million during those years to develop the system, and $14 million to operate the system and for general working capital needs. We are continuing to develop and operate this system and have similar-to-previous-years expenditures in progress. We operate principally in the United States of America where we develop and operate our software platform. We operate our corporate finance and treasury functions in Canada. We maintain these operations through the issuance of securities to raise capital.

The following chart reflects our organizational structure (including the jurisdiction of formation or incorporation of the various entities):

Name of Subsidiary	Country of Incorporation	Proportion of Ownership Interest
Versus Systems (Holdco), Inc.	United States of America	81.9%
Versus Systems UK, Ltd	United Kingdom	81.9%
Versus, LLC	United States of America	81.9%
Xcite Interactive, Inc.	United States of America	100%

Risk Factors

Investing in our securities involves a high degree of risk. Please see the “Risk Factors” section in any prospectus supplement and in our most recent Annual Report on Form 20-F, along with any disclosure related to the risk factors contained in our subsequent reports, in each case which are incorporated by reference in this prospectus, as amended, supplemented or superseded from time to time by other reports we file with the SEC in the future. Before making an investment decision, you should carefully consider these risks as well as all other information contained or incorporated by reference in this prospectus. If any of the events described in such “Risk Factors” section occurs or the risks described therein actually materialize, our business, financial condition, results of operations, cash flow or prospects could be materially adversely affected. Risks and uncertainties not presently known to us or that we currently deem immaterial may also impair our business operations, our financial results and the value of our securities. The prospectus supplement applicable to each type or series of securities we offer may contain a discussion of additional risks applicable to an investment in us and the particular type of securities we are offering under that prospectus supplement.

Risks Related to Our Securities and the Offering

Future sales or other dilution of our equity could depress the market price of our common shares.

Sales of our common shares, preferred shares, warrants, rights or convertible debt securities, or any combination of the foregoing, in the public market, or the perception that such sales could occur, could negatively impact the price of our common shares.

In addition, the issuance of additional common shares, securities convertible into or exercisable for our common shares, other equity-linked securities, including preferred shares, warrants or rights or any combination of these securities pursuant to this prospectus will dilute the ownership interest of our common shareholders and could depress the market price of our common shares and impair our ability to raise capital through the sale of additional equity securities.

We may need to seek additional capital. If this additional financing is obtained through the issuance of equity securities, debt securities convertible into equity or options, warrants or rights to acquire equity securities, our existing shareholders could experience significant dilution upon the issuance, conversion or exercise of such securities.

Our management will have broad discretion over the use of the proceeds we receive from the sale our securities pursuant to this prospectus and might not apply the proceeds in ways that increase the value of your investment.

Our management will have broad discretion to use the net proceeds from any offerings under this prospectus, and you will be relying on the judgment of our management regarding the application of these proceeds. Except as described in any prospectus supplement or in any related free writing prospectus that we may authorize to be provided to you, the net proceeds received by us from our sale of the securities described in this prospectus will be added to our general funds and will be used for general corporate purposes. Our management might not apply the net proceeds from offerings of our securities in ways that increase the value of your investment and might not be able to yield a significant return, if any, on any investment of such net proceeds. You may not have the opportunity to influence our decisions on how to use such proceeds.

Offer Statistics and Expected Timetable

We may sell from time to time pursuant to this prospectus (as may be detailed in prospectus supplements) an indeterminate number of securities as shall have a maximum aggregate offering price of $25,000,000. The actual per share price of the securities that we will offer pursuant hereto will depend on a number of factors that may be relevant as of the time of offer (see “Plan of Distribution” below).

Enforceability of Civil Liabilities

We are a company organized and existing under the Business Corporations Act (British Columbia). A majority of our directors and officers, and some or all of the experts named in this prospectus and the documents incorporated by reference herein, are residents of Canada or otherwise reside outside the United States, and all or a substantial portion of their assets, and a substantial portion of our assets, are located outside the United States. It may be difficult for investors who reside in the United States to effect service within the United States upon those directors, officers and experts who are not residents of the United States. It may also be difficult for investors who reside in the United States to realize in the United States upon judgments of courts of the United States predicated upon our civil liability and the civil liability of the Company’s directors, officers and experts under the United States federal securities laws. A final judgment for a liquidated sum in favor of a private litigant granted by a United States court and predicated solely upon civil liability under United States federal securities laws would, subject to certain exceptions identified in the law of individual provinces and territories of Canada, likely be enforceable in Canada if the United States court in which the judgment was obtained had a basis for jurisdiction in the matter that would be recognized by the domestic Canadian court for the same purposes. There is a significant risk that a given Canadian court may not have jurisdiction or may decline jurisdiction over a claim based solely upon United States federal securities law on application of the conflict of laws principles of the province or territory in Canada in which the claim is brought.

Use of Proceeds

Unless we indicate a different use in an accompanying prospectus supplement, the net proceeds from our sale of the offered securities may be used for:

•        expanding existing businesses, acquiring businesses or investing in other business opportunities;

•        debt reduction or debt refinancing;

•        investments in or advances to subsidiaries;

•        repurchases of our common shares or other securities;

•        capital expenditures; and

•        general corporate purposes, including funding working capital.

Until the net proceeds have been used, we may invest the net proceeds in short-term, investment grade, interest bearing instruments.

The applicable prospectus supplement will provide more details on the use of proceeds of any specific offering.

Capitalization and Indebtedness

The applicable prospectus supplement will describe any material change, and the effect of such material change, on our share and loan capitalization that will result from the issuance of securities pursuant to such prospectus supplement.

Since September 30, 2021, there have been no changes in our consolidated share or debt capital, other than as follows:

•        On February 28, 2022, we issued 4,375,000 units (the “Unit Offering”), each consisting of: (i) one Common Share; and (ii) one common share purchase warrant (a “Unit Warrant”), with each such Unit Warrant entitling the holder thereof to purchase one Common Share at an exercise price of $1.92 per share until February 28, 2027, being the date which is five years from the date of issue, pursuant to a public offering conducted by D.A. Davidson & Co. and H.C. Wainwright & Co., LLC acting as representatives of the underwriters (the “Underwriters”);

•        On February 28, 2022, in connection with the Unit Offering, we issued an additional 590,625 Unit Warrants at a purchase price of $0.0001 per warrant, upon the partial exercise by the Underwriters of their option to purchase Unit Warrants to cover over-allotments;

•        On February 28, 2022, in connection with the Unit Offering and as partial consideration to the Underwriters, we issued to D.A. Davidson & Co. 437,500 non-transferable compensation warrants exercisable to purchase Common Shares at an exercise price of $0.97 per share;

•        On March 1, 2022, we issued 171,608 Common Shares, upon the conversion of 171,608 Versus Holdco shares; and

•        On March 24, 2022, in connection with the Unit Offering, we issued 590,625 Common Shares upon the exercise of the Underwriter’s overallotment option.

Description of the Securities We May Offer

This prospectus contains summary descriptions of the common shares, senior and subordinated debt securities, subscription receipts, warrants, rights and units that we may offer from time to time. These summary descriptions are not meant to be complete descriptions of each security. We will also set forth in the applicable prospectus supplement a description of the securities that may be offered under this prospectus. The applicable prospectus supplement may add, update or change the terms and conditions of the securities as described in this prospectus. The terms of the offering of securities, the initial offering price and the net proceeds to us will be contained in the prospectus supplement and/or other offering material relating to such offering. You should read the applicable prospectus supplement relating to the securities being offered pursuant to this prospectus and any other offering materials that we may provide.

Description of Share Capital

Our authorized share capital consists of an unlimited number of common shares and an unlimited number of Class A Shares, each without par value. At December 31, 2021, we had 15,554,255 issued and outstanding common shares and 5,057 Class A Shares.

The following description of our share capital and provisions of our articles and Notice of Articles are summaries of material terms and provisions and are qualified by reference to our articles and Notice of Articles, copies of which have been filed with the SEC as exhibits to the registration statement of which this prospectus is a part.

Common Shares

The holders of our common shares are entitled to one vote for each share held at any meeting of shareholders. The holders of our common shares are entitled to receive dividends as and when declared by our board of directors. In the event of our liquidation, dissolution or winding-up or other distribution of our assets among our shareholders, the holders of our common shares are entitled to share pro rata in the distribution of the balance of our assets. There are no pre-emptive, redemption, purchase or conversion rights attaching to our common shares. There are no sinking fund provisions applicable to our common shares. The common shares offered in this offering, upon payment and delivery in accordance with the underwriting agreement, will be fully paid and non-assessable.

Class A Shares

We are authorized to issue an unlimited number of Class A Shares. The Class A Shares do not have any special rights or restrictions attached. As of December 31, 2021, there were 5,057 Class A Shares issued and outstanding.

Warrants

At December 31, 2021, we had outstanding warrants, including our Unit A Warrants, to purchase an aggregate of 4,486,130 common shares with an exercise price range from $4.71 per share to $7.50 per share. These warrants have expiration dates ranging from January 20, 2022 to January 20, 2026.

Number of Share Purchase Warrants	Exercise Price (USD$)	Expiry Date
1,665,008	$7.50	January 20, 2022
350,000	$4.80	March 17, 2022
172,531	$4.71	July 17, 2022
611,250	$4.89	November 17, 2022
1,687,341	$7.50	January 20, 2026
4,486,130

Pursuant to the terms of such warrants, the exercise price of such warrants is subject to adjustment in the event of stock splits, combinations or the like of our common shares.

Options

Pursuant to the policies of Nasdaq, we may grant incentive stock options to our officers, directors, employees and consultants. Our 2017 Stock Option Plan is a rolling stock option plan whereby we can issue a number of options to purchase up to 15% of our issued and outstanding common shares. Options have a maximum term of ten years and vesting is determined by our board of directors. As of December 31, 2021, we had outstanding incentive stock options to purchase an aggregate of 1,941,769 common shares, as follows:

Number of Options	Exercise Price (USD$)	Expiry Date
13,063	$5.22	March 17, 2022
5,750	$5.72	May 18, 2022
74,156	$4.46	September 14, 2022
14,063	$5.70	June 6, 2023
12,813	$2.97	September 4, 2023
106,875	$2.52	April 2, 2024
6,250	$2.56	June 27, 2024
300,000	$4.53	September 27, 2024
12,500	$4.03	October 22, 2024
242,095	$2.98	July 24, 2025
166,116	$2.98	July 31, 2025
12,500	$3.00	August 10, 2025
15,364	$4.59	November 19, 2025
56,816	$7.04	June 1, 2026
329,500	$5.65	June 29, 2026
573,908	$4.20	August 19, 2026
1,941,769

Listing

Our common shares are listed on Nasdaq Capital Market under the symbol “VS.”

Transfer Agent and Registrar

The U.S. transfer agent and registrar for our common shares is Computershare, Inc., located at 8742 Lucent Boulevard, Suite 300, Highlands Ranch, Colorado 80129. The telephone number of Computershare, Inc. at such address is (303) 262-0705.

Description of Common Shares to be Issued

We may issue, separately or together with, or upon conversion, exercise or exchange of other securities, common shares from time to time, as set forth in the applicable prospectus supplement. Holders of common shares are entitled to receive notice of, to attend and to vote at any meetings of our shareholders, other than any meeting of holders of another class of our shares that are entitled to vote separately as a class at such meeting.

Subject to the rights of the holders of preferred shares, if any are authorized and outstanding, the holders of common shares are entitled to receive dividends when declared by the directors out of funds or assets properly available for the payment of dividends, in such amount and in such form as the directors may from time to time determine, provided however that such dividends shall not be paid if doing so would reduce the value of our net assets to less than the total redemption amount of all issued preferred shares (if any).

In the event of our dissolution, liquidation or winding-up and subject to the prior rights of the holders of the preferred shares, holders of common shares will be entitled to share equally in our remaining property and assets, if any, subject to the right of the holders of preferred shares, as a class, to receive, before any distribution of any part of our assets among the holders of common shares, the redemption amount in respect of such preferred shares, being that amount as determined by our directors at the time of the issuance of such preferred shares.

Description of Senior and Subordinated Debt Securities

General

We may issue, separately or together with, or upon conversion, exercise or exchange of other securities, debt securities from time to time in one or more series, as set forth in the applicable prospectus supplement. We may issue senior debt securities or subordinated debt securities under separate indentures, which may be supplemented or amended from time to time following their execution. Senior debt securities would be issued under a senior indenture and subordinated debt securities would be issued under a subordinated indenture. The senior indenture and subordinated indenture are referred to individually in this prospectus as the indenture, and collectively as the indentures.

The particular terms of a series of debt securities will be described in a prospectus supplement relating to such series of debt securities. The indentures will be subject to and governed by the Trust Indenture Act of 1939, as amended. Unless otherwise stated in the applicable prospectus supplement, we will not be limited in the amount of debt securities that we may issue, and neither the senior debt securities nor the subordinated debt securities will be secured by any of our property or assets. Thus, by owning debt securities, you will be one of our unsecured creditors.

The following is a description of the material features, terms and provisions of debt securities that we may offer. The following summary does not purport to be complete and is subject to, and is qualified in its entirety by reference to, the indentures, forms of which are filed as exhibits to the registration statement of which this prospectus is a part and which are incorporated by reference into this prospectus, and any supplemental indentures. The indentures, and any supplemental indentures, will contain the full legal text of the matters described in this section of the prospectus. Because this section is a summary, it does not describe every aspect of the debt securities or any applicable indentures or supplemental indenture. Your rights will be defined by the terms of any applicable indenture or supplemental indenture, not the summary provided herein. This summary is also subject to and qualified by reference to the description of the particular terms of a particular series of debt securities described in the applicable prospectus supplement or supplements. You should carefully consider the actual provisions of the indentures and any supplemental indentures.

The debt securities may be denominated and payable in U.S. dollars. We may also issue debt securities, from time to time, with the principal amount, interest or other amounts payable on any relevant payment date to be determined by reference to one or more currency exchange rates, securities or baskets of securities, commodity prices, indices or any other financial, economic or other measure or instrument, including the occurrence or non-occurrence of any event or circumstance. In addition, we may issue debt securities as part of any units issued by us. All references in this prospectus or any prospectus supplement to other amounts will include premiums, if any, other cash amounts payable under the applicable indenture, and the delivery of securities or baskets of securities under the terms of the debt securities. Debt securities may bear interest at a fixed rate, which may be zero, or a floating rate.

We will set forth in the applicable prospectus supplement the terms, if any, on which a series of debt securities may be convertible into or exchangeable for our common shares or other securities. We will include provisions as to whether conversion or exchange is permitted or mandatory, whether at the option of the holder or at our option, as may be set forth in the indentures or any supplement or amendment thereto. We may include provisions pursuant to which the number of common shares or other securities that holders of the series of debt securities receive would be subject to adjustment. Some of the debt securities may be issued as original issue discount debt securities. Original issue discount securities bear no interest or bear interest at below market rates and will be sold at a discount below their stated principal amount.

The applicable prospectus supplement will describe the debt securities and the price or prices at which we will offer the debt securities. The description will, to the extent applicable, include:

•        the title and form of the debt securities;

•        the ranking of the debt securities as compared to other debt;

•        the aggregate principal amount of the debt securities or the series of which they are a part and the denominations in which we may issue the debt securities;

•        the person or persons to whom any principal or interest on a debt security of the series will be paid, the date or dates on which we must repay the principal, and the place or places where we must pay the principal and any premium or interest on the debt securities;

•        the rate or rates at which the debt securities will bear interest, the date or dates from which interest will accrue, and the dates on which we must pay interest;

•        the terms and conditions on which the debt securities may be convertible into other securities or may be redeemed, if at all;

•        whether the debt securities are entitled to the benefit of any sinking fund;

•        the identity of the trustee;

•        any obligation to redeem or purchase any debt securities, and the terms and conditions on which we must do so;

•        the denominations in which we may issue the debt securities;

•        the manner in which we will determine the amount of principal of or any premium or interest on the debt securities;

•        the currency in which we will pay the principal of and any premium or interest on the debt securities;

•        the principal amount of the debt securities that we will pay upon declaration of acceleration of their maturity;

•        the amount that will be deemed to be the principal amount for any purpose, including the principal amount that will be due and payable upon any maturity or that will be deemed to be outstanding as of any date;

•        whether the debt securities are defeasible and the terms of such defeasance;

•        any addition to or change in the events of default applicable to the debt securities and any right of the trustee or the holders to declare the principal amount of any of the debt securities due and payable; and

•        other terms of the debt securities, including affirmative and negative covenants, terms, procedures and limitations relating to the exchange and transfer of the debt securities.

Unless otherwise specified in the applicable prospectus supplement, we will issue the senior and subordinated debt securities in fully registered form without coupons. You will not be required to pay a service charge for any transfer or exchange of senior and subordinated debt securities, but we may require payment of any taxes or other governmental charges.

If necessary, any material U.S. federal income tax consequences and other special considerations with respect to any debt securities offered under this prospectus will also be described in the applicable prospectus supplement.

Senior Debt Securities

The senior debt securities will be our direct, unsecured general obligations, will constitute senior indebtedness, and will have the same rank as our other senior indebtedness. For a definition of “senior indebtedness,” see “Subordinated Debt Securities — Subordination” below.

Events of Default.    Unless otherwise specified in the applicable prospectus supplement, any of the following events will be an event of default for any series of senior debt securities:

•        default in the payment of interest on any senior debt security of that series and the continuance of that default for 30 days;

•        default in the payment of principal of, or premium, if any, on, any senior debt security of that series at maturity;

•        default in the deposit of any sinking fund payment applicable to any senior debt security of that series and the continuance of that default for five days;

•        failure by us for 60 days after notice to perform any of the other covenants or warranties in the senior indenture applicable to that series;

•        specified events of bankruptcy, insolvency, or reorganization; and

•        any other event of default specified with respect to senior debt securities of that series.

If any event of default with respect to senior debt securities of any series occurs and is continuing, either the trustee or the holders of not less than 25% in principal amount of the outstanding senior debt securities of that series will be entitled to declare the principal amount (or, if the senior debt securities of that series are original issue discount senior debt securities, a specified portion of the principal amount) of all senior debt securities of that series to be due and payable immediately. No such declaration will be required upon specified events of bankruptcy, insolvency or reorganization. Subject to certain conditions, the holders of a majority in principal amount of the outstanding senior debt securities of that series will be entitled to annul the declaration.

We will describe in the applicable prospectus supplement any particular provisions relating to the acceleration of the maturity of a portion of the principal amount of original issue discount senior debt securities upon an event of default.

Subject to the duty to act with the required standard of care during a default, the trustee will not be obligated to exercise any of its rights or powers under the senior indenture at the request or direction of any of the holders of senior debt securities, unless the holders have offered to the trustee security or indemnity reasonably satisfactory to the trustee. Unless otherwise specified in the applicable prospectus supplement, the holders of a majority in principal amount of outstanding senior debt securities of any series will be entitled to direct the time, method, and place of conducting any proceeding for any remedy available to the trustee for that series, or exercising any trust or other power conferred on the trustee. However, the trustee will be entitled to decline to act if the direction is contrary to law or the senior indenture.

Unless otherwise specified in the applicable prospectus supplement, we will be required to file annually with the trustee a certificate of no default or specifying any default that exists.

Defeasance and Covenant Defeasance.    Unless otherwise specified in the applicable prospectus supplement, we will be permitted to elect:

•        defeasance, which would discharge us from all of our obligations (subject to limited exceptions) with respect to any senior debt securities of that series then outstanding, and/or

•        covenant defeasance, which would release us from our obligations under specified covenants and the consequences of the occurrence of an event of default resulting from a breach of these covenants.

To make either of the above elections, we will be required to deposit in trust with the trustee money and/or U.S. government obligations (as defined below) or, with respect to senior debt securities denominated in a foreign currency, foreign government obligations (as defined below) which, through the payment of principal and interest in accordance with their terms, will provide sufficient money, without reinvestment, to repay in full those senior debt securities.

As used in the senior indenture, “U.S. government obligations” are:

•        direct obligations of the U.S. or of an agency or instrumentality of the U.S., in either case that are guaranteed as full faith and credit obligations of the U.S. and that are not redeemable by the issuer; and

•        certain depositary receipts with respect to obligations referred to in clause immediately above.

As used in the senior indenture, “foreign government obligations” are direct obligations of a foreign government or governments or of an agency or instrumentality of such foreign government or governments, in either case that are guaranteed as full faith and credit obligations of such foreign government or governments and that are not redeemable by the issuer.

As a condition to defeasance or covenant defeasance, we will be required to deliver to the trustee an opinion of counsel that the holders of the senior debt securities will not recognize income, gain, or loss for federal income tax purposes as a result of the defeasance or covenant defeasance and will be subject to federal income tax on the same amount, in the same manner and at the same times as would have been the case if defeasance or covenant defeasance had not occurred. That opinion, in the case of defeasance, but not covenant defeasance, will be required to refer to and be based upon a ruling received by us from the Internal Revenue Service or published as a revenue ruling or upon a change in applicable federal income tax law.

If we exercise our covenant defeasance option with respect to a particular series of senior debt securities, then even if there were a default under the related covenant, payment of those senior debt securities would not be accelerated. We will be entitled to exercise our defeasance option with respect to a particular series of senior debt securities, even if we previously had exercised our covenant defeasance option. If we were to exercise our defeasance option, payment of those senior debt securities may not be accelerated because of any event of default. If we exercise our covenant defeasance option and an acceleration were to occur, the realizable value at the acceleration date of the money and U.S. government obligations in the defeasance trust could be less than the principal and interest then due on those senior debt securities. This is because the required deposit of money and/or U.S. government obligations in the defeasance trust will be based upon scheduled cash flows, rather than market value, which will vary depending upon interest rates and other factors.

Modification and Waiver.    Unless otherwise specified in the applicable prospectus supplement, we, together with the trustee, will be entitled to enter into supplemental indentures without the consent of the holders of senior debt securities to:

•        evidence the assumption by another person of our obligations;

•        add covenants for the benefit of the holders of all or any series of senior debt securities;

•        add any additional events of default;

•        add to or change the senior indenture to permit or facilitate the issuance of debt securities in bearer form;

•        add to, change or eliminate a provision of the senior indenture if such addition, change or elimination does not apply to a senior debt security created prior to the execution of such supplemental indenture, or modify the rights of a holder of any senior debt security with such provision;

•        secure any senior debt security;

•        establish the form or terms of senior debt securities of any series;

•        evidence the acceptance of appointment by a successor trustee; or

•        cure any ambiguity or correct any inconsistency in the senior indenture or make other changes, provided that any such action does not adversely affect the interests of the holders of senior debt securities of any affected series in any material respect.

Unless otherwise specified in the applicable prospectus supplement, other amendments and modifications of the senior indenture may be made with the consent of the holders of not less than a majority of the aggregate principal amount of each series of the outstanding senior debt securities affected by the amendment or modification. Without the consent of the holder of each outstanding senior debt security affected, no modification or amendment will be permitted to:

•        change the stated maturity of the principal of or any installment of principal or interest, if any, on any such senior debt security;

•        reduce the principal amount of (or premium, if any) or the interest rate, if any, on any such senior debt security or the principal amount due upon acceleration of an original issue discount security;

•        change the place or currency of payment of principal of (or premium, if any) or the interest, if any, on such senior debt security;

•        impair the right to sue for the enforcement of any such payment on or with respect to any such senior debt security;

•        reduce the percentage of holders of senior debt securities necessary to modify or amend the senior indenture; or

•        modify the foregoing requirements or reduce the percentage of outstanding securities necessary to waive compliance with certain provisions of the senior indenture or for waiver of certain defaults.

The holders of at least a majority of the aggregate principal amount of the outstanding securities of any series will be entitled to, on behalf of all holders of that series, waive our required compliance with certain restrictive provisions of the senior indenture and waive any past default under the senior indenture, except a default in the payment of principal, premium or interest or in the performance of certain specified covenants.

Consolidation, Merger, and Sale of Assets.    We may, without the consent of the holders of any senior debt securities, consolidate or merge with any other person or transfer or lease all or substantially all of our assets to another person, or permit another corporation to merge into us, as long as:

•        the successor is a person organized under U.S. or Canadian law;

•        the successor, if not us, assumes our obligations on the senior debt securities and under the senior indenture;

•        after giving effect to the transaction, no event of default, and no event which, after notice or lapse of time or both, would become an event of default, shall have occurred and be continuing; and

•        other specified conditions are met.

Subordinated Debt Securities

The subordinated debt securities will be our direct, unsecured general obligations. The subordinated debt securities will be subordinate and junior in right of payment to all senior indebtedness — and, in certain circumstances described below relating to our dissolution, winding-up, liquidation, or reorganization — to all other financial obligations. Unless otherwise specified in the applicable prospectus supplement, the amount of debt, including senior indebtedness, or other financial obligations we may incur will not be limited.

Unless otherwise specified in the applicable prospectus supplement, the maturity of the subordinated debt securities will be subject to acceleration only upon our bankruptcy or reorganization. See “— Events of Default” below.

Subordination.    The subordinated debt securities will be subordinate and junior in right of payment to all senior indebtedness and, under certain circumstances described below, to all other financial obligations.

As used in this prospectus, “senior indebtedness” means the principal of, premium, if any, and interest on all indebtedness for money borrowed by us or evidenced by a note or similar instrument. Senior indebtedness, however, does not include indebtedness that is stated in its terms not to be senior to, or to have the same rank as, the subordinated debt securities.

As used in this prospectus, “other financial obligations” means all indebtedness of the Company for claims in respect of derivative products, such as interest and foreign exchange rate contracts, commodity contracts, and similar arrangements, except obligations that constitute senior indebtedness and except obligations that are expressly stated in their terms to have the same rank as, or not to rank senior to, the subordinated debt securities.

If the maturity of any subordinated debt securities is accelerated, the holders of all senior indebtedness outstanding at the time of such acceleration will first be entitled to receive payment in full of all amounts due thereon before the holders of subordinated debt securities will be entitled to receive any payment upon the principal of (or premium, if any) or interest, if any, on the subordinated securities.

Unless otherwise specified in the applicable prospectus supplement, no payments on account of principal (or premium, if any) or interest, if any, in respect of the subordinated debt securities will be permitted to be made if:

•        there shall have occurred and be continuing a default in the payment of principal of (or premium, if any) or interest on senior indebtedness or an event of default with respect to any senior indebtedness resulting in the acceleration of the maturity thereof; or

•        any judicial proceeding shall be pending with respect to any such default in payment or event of default.

In addition, unless otherwise specified in the applicable prospectus supplement, upon our dissolution, winding-up, liquidation or reorganization, we will be required to pay to the holders of senior indebtedness the full amounts of principal of, premium, if any, and interest, if any, on the senior indebtedness before any payment or distribution is made on the subordinated debt securities. If, after we have made those payments on the senior indebtedness, amounts are available for payment on the subordinated debt securities and creditors that hold other financial obligations have not received their full payments, then we will first be required to use amounts available for payment on the subordinated debt securities to pay in full all other financial obligations before we may make any payment on the subordinated debt securities.

Events of Default.    Unless otherwise specified in the applicable prospectus supplement, an event of default under the subordinated indenture with respect to subordinated debt securities of any series will occur upon certain events in bankruptcy, insolvency or reorganization involving us and any other event of default regarding that series of debt securities. If an event of default in connection with any outstanding series of subordinated debt securities occurs and is continuing, the trustee or the holders of at least 25% in principal amount of the outstanding debt securities of that series will be entitled to declare the principal amount due and payable immediately. Subject to certain conditions, the holders of a majority of the principal amount of subordinated debt securities of a series will be entitled to rescind and annul any such declaration of acceleration.

In addition, the subordinated indenture may provide for defaults, which are not events of default and do not entitle the holders to accelerate the principal of the subordinated debt securities. Unless otherwise specified in the applicable prospectus supplement, the following will constitute defaults under the subordinated indenture with respect to subordinated debt securities of a series:

•        our failure to pay principal of, or any premium on, any debt security of that series when the payment is due;

•        our failure to pay any interest on any debt security of that series when the interest payment is due, and continuance of this default for 30 days;

•        our default in the performance, or breach, of any of our covenants or warranties in the subordinated indenture, other than a covenant or warranty included in the subordinated indenture solely for the benefit of a different series of subordinated debt securities, which has continued for 60 days after we have been given written notice of the default as provided in the subordinated indenture; and

•        any other default regarding that series of debt securities.

Defeasance and Covenant Defeasance.    Unless otherwise specified in the applicable prospectus supplement, we will be permitted to elect defeasance and/or covenant defeasance under the same terms described above under “Senior Debt Securities — Defeasance and Covenant Defeasance.”

Modification and Waiver.    Unless otherwise specified in the applicable prospectus supplement, the terms for amendment or modification of the subordinated indenture and waiver of compliance with certain provisions or past defaults under the subordinated indenture will be the same as those described above under “Senior Debt Securities — Modification and Waiver.” Additionally, unless otherwise specified in the applicable prospectus supplement, no modification or amendment to the subordinated indenture will be permitted to, without the consent of the holder of each outstanding subordinated debt security affected, modify the subordination provisions of the subordinated debt securities of any series in a manner adverse to the holders of the subordinated debt securities.

Consolidation, Merger, and Sale of Assets.    Unless otherwise specified in the applicable prospectus supplement, we will be entitled to, without the consent of the holders of any subordinated debt securities, consolidate or merge with any other person or transfer or lease all or substantially all of our assets to another person or permit another corporation to merge into the Company under the same terms described above under “Senior Debt Securities — Consolidation, Merger, and Sale of Assets.”

Regarding the Trustee

Unless otherwise specified in the applicable prospectus supplement, the indentures will limit the right of the trustee, should it become our creditor, to obtain payment of claims or secure its claims.

The trustee will be permitted to engage in certain other transactions with us. However, if the trustee acquires any conflicting interest (within the meaning of the Trust Indenture Act of 1939, as amended), the trustee will be required to either eliminate the conflict or resign, to the extent and in the manner provided by, and subject to the provisions of, the Trust Indenture Act of 1939, as amended, and the applicable indenture

The accompanying prospectus supplement will specify the trustee for the particular series of debt securities to be issued under either of the indentures.

Governing Law

The senior indenture, the subordinated indenture, the senior debt securities, and the subordinated debt securities will be governed by and construed in accordance with the laws of the State of New York.

Description of Subscription Receipts

We may issue subscription receipts, independently or together with other securities from time to time, as set forth in the applicable prospectus supplement. Subscription receipts will be issued under one or more subscription receipt agreements.

A subscription receipt is a security of ours that will entitle the holder to receive one or more common shares or a combination of common shares and warrants, upon the completion of a transaction, typically an acquisition by us of the assets or securities of another entity. After the offering of subscription receipts, the subscription proceeds for the subscription receipts are held in escrow by the designated escrow agent, pending the completion of the transaction. Holders of subscription receipts will not have any rights of shareholders of the Company. Holders of subscription receipts are only entitled to receive common shares or warrants or a combination thereof upon the surrender of their subscription receipts to the escrow agent or to a return of the subscription price for the subscription receipts, together with any payments in lieu of interest or other income earned on the subscription proceeds.

Selected provisions of the subscription receipts and the subscription receipt agreements are summarized below. This summary is not complete. The statements made in this prospectus relating to any subscription receipt agreement and subscription receipts to be issued thereunder are summaries of certain anticipated provisions thereof and are subject to, and are qualified in their entirety by reference to, all provisions of the applicable subscription receipt agreement.

The prospectus supplement will set forth the following terms relating to the subscription receipts being offered:

•        the designation of the subscription receipts;

•        the aggregate number of subscription receipts offered and the offering price;

•        the terms, conditions and procedures for which the holders of subscription receipts will become entitled to receive common shares or warrants or a combination thereof;

•        the number of common shares or warrants or a combination thereof that may be obtained upon the conversion of each subscription receipt and the period or periods during which any conversion must occur;

•        the designation and terms of any other securities with which the subscription receipts will be offered, if any, and the number of subscription receipts that will be offered with each security;

•        the gross proceeds from the sale of such subscription receipts, including (if applicable) the terms applicable to the gross proceeds from the sale of such subscription receipts, plus any interest earned thereon;

•        the material income tax consequences of owning, holding and disposing of such subscription receipts;

•        whether such subscription receipts will be listed on any securities exchange;

•        any terms, procedures and limitations relating to the transferability, exchange or conversion of the subscription receipts; and

•        any other material terms and conditions of the subscription receipts.

Any material U.S. federal income tax consequences and other special considerations with respect to any subscription receipts offered under this prospectus will also be described in the applicable prospectus supplement.

Description of Warrants

We may issue warrants independently in one or more series to purchase common shares, or in any combination of those securities, as set forth in the applicable prospectus supplement. In addition, warrants may be issued independently or together with the underlying securities, and may be attached to or separate from the underlying securities. We may issue series of warrants under a separate warrant agreement between us and a warrant agent. The following summary outlines some of the general terms and provisions of the warrants that we may issue from time to time. Specific terms of a series of warrants and any related warrant agreement will be stated in the applicable prospectus supplement. The following summary does not purport to be complete and is subject to, and is qualified in its entirety by reference to, the terms and provisions of the warrants and any related warrant agreement, which we will file with the SEC in connection with the issuance of that series of warrants. You should carefully consider the actual provisions of the warrants and any related warrant agreement.

The applicable prospectus supplement will describe the following terms, where applicable, of warrants in respect of which this prospectus is being delivered:

•        the title of the warrants;

•        the designation, amount and terms of the securities for which the warrants are exercisable and the procedures and conditions relating to the exercise of such warrants;

•        the designation and terms of the other securities, if any, with which the warrants are to be issued and the number of warrants issued with each such security;

•        the price or prices at which the warrants will be issued;

•        the aggregate number of warrants;

•        any provisions for adjustment of the number or amount of securities receivable upon exercise of the warrants or the exercise price of the warrants;

•        the price or prices at which the securities purchasable upon exercise of the warrants may be purchased and the form of consideration that may be used to exercise the warrants;

•        the date on which the right to exercise the warrants shall commence and the date on which the right will expire;

•        the maximum or minimum number of warrants which may be exercised at any time;

•        the terms of any mandatory or option call provisions;

•        whether the warrants are to be issued in registered or bearer form;

•        whether the warrants are extendible and the period or periods of such extendibility;

•        the identity of any warrant agent; and

•        other terms of the warrants, including terms, procedures and limitations relating to the exchange, transfer and exercise of the warrants.

Any material U.S. federal income tax consequences and other special considerations with respect to any warrants offered under this prospectus will also be described in the applicable prospectus supplement.

Before exercising their warrants, holders of warrants will not have any of the rights of holders of the securities purchasable upon such exercise, including the right to receive dividends, if any, or payments upon our liquidation, dissolution or winding-up or to exercise voting rights, if any.

Description of Rights

We may issue rights to our shareholders for the purchase of debt securities, common shares or other securities, as set forth in the applicable prospectus supplement. These rights may be issued independently or together with any other security offered hereby and may or may not be transferable by the shareholder receiving the rights in such offering. In connection with any offering of such rights, we may enter into a standby arrangement with one or more underwriters or other purchasers pursuant to which the underwriters or other purchasers may be required to purchase any securities remaining unsubscribed for after such offering.

Each series of rights will be issued under a separate rights agreement which we will enter into with a bank or trust company, as rights agent, all as set forth in the applicable prospectus supplement. The rights agent will act solely as our agent in connection with the certificates relating to the rights and will not assume any obligation or relationship of agency or trust with any holders of rights certificates or beneficial owners of rights.

The applicable prospectus supplement will describe the specific terms of any offering of rights for which this prospectus is being delivered, including the following:

•        the date of determining the shareholders entitled to the rights distribution;

•        the number of rights issued or to be issued to each shareholder;

•        the exercise price payable for each share of debt securities, common shares or other securities upon the exercise of the rights;

•        the number and terms of the shares of debt securities, common shares or other securities which may be purchased per each right;

•        the extent to which the rights are transferable;

•        the date on which the holder’s ability to exercise the rights shall commence, and the date on which the rights shall expire;

•        the extent to which the rights may include an over-subscription privilege with respect to unsubscribed securities;

•        if applicable, the material terms of any standby underwriting or purchase arrangement entered into by the Company in connection with the offering of such rights; and

•        any other terms of the rights, including the terms, procedures, conditions and limitations relating to the exchange and exercise of the rights.

Any material U.S. federal income tax consequences and other special considerations with respect to any rights offered under this prospectus will also be described in the applicable prospectus supplement.

Description of Units

We may issue, separately or together with, or upon conversion, exercise or exchange of other securities,. units comprised of one or more of the securities described in this prospectus in any combination, as set forth in the applicable prospectus supplement. Each unit will be issued so that the holder of the unit also is the holder of each security included in the unit. Thus, the holder of a unit will have the rights and obligations of a holder of each included security. The unit agreement under which a unit is issued may provide that the securities included in the unit may not be held or transferred separately at any time or at any time before a specified date.

The applicable prospectus supplement relating to the units we may offer will include specific terms relating to the offering, including, among others: the designation and terms of the units and of the securities comprising the units, and whether and under what circumstances those securities may be held or transferred separately; any provision for the issuance, payment, settlement, transfer or exchange of the units or of the securities comprising those units; and whether the units will be issued in fully registered or global form. This summary is therefore subject to and is qualified in its entirety by reference to all the provisions of any applicable unit agreement, including any definitions of terms used therein. Your rights will be defined by the terms of any applicable unit agreement, not the summary provided herein. This summary is also subject to and qualified by reference to the description of the particular terms of a particular unit described in the applicable prospectus supplement or supplements.

Plan of Distribution

We may sell the securities covered by this prospectus from time to time by one or more of the following methods, or any combination thereof, or through any other method permitted by law: to or through underwriters, brokers or dealers, with or without an underwriting syndicate, for them to offer and sell to the public; directly to one or more purchasers in negotiated purchases or in competitively bid transactions; through designated agents; directly to holders of warrants exercisable for our securities upon the exercise of warrants; or through a combination of any of these methods of sale. We reserve the right to accept or reject, in whole or in part, any proposed purchase of securities, whether the purchase is to be made directly or through agents.

Each time that we use this prospectus to sell our securities, we will also provide a prospectus supplement that contains the specific terms of the offering, including the name or names of any underwriters, dealers or agents and the types and amounts of securities underwritten or purchased by each of them; the public offering price of the securities and the proceeds to us; any over-allotment options under which underwriters may purchase additional securities from us; any agency fees or underwriting discounts or other items constituting agents’ or underwriters’ compensation; any discounts, commissions or concessions allowed or reallowed or paid to underwriters, agents or dealers; any securities exchange or market on which the securities may be listed; and any delayed delivery arrangements.

The offer and sale of the securities described in this prospectus by us, the underwriters, or the third parties described above may be effected from time to time in one or more transactions: at a fixed price or prices, which may be changed; at market prices prevailing at the time of sale; in “at the market offerings” within the meaning of Rule 415(a)(4) of the Securities Act, to or through a market maker or into an existing trading market, on an exchange, or otherwise; at prices related to the prevailing market prices; or at negotiated prices.

Any public offering price and any discounts or concessions allowed or reallowed or paid to dealers may be changed from time to time.

Unless otherwise specified in the related prospectus supplement, each series of securities will be a new issue with no established trading market, other than our common shares, which are listed on The NASDAQ Capital Market. We may elect to list any securities on an exchange, but we are not obligated to do so. It is possible that one or more underwriters may make a market in the securities, but such underwriters will not be obligated to do so and may discontinue any market making at any time without notice. No assurance can be given as to the liquidity of, or the trading market for, any offered securities.

If underwriters are used in the sale of any securities, the securities will be acquired by the underwriters for their own account and may be resold from time to time in one or more transactions, including negotiated transactions, at a fixed public offering price or at varying prices determined at the time of sale. The securities may be either offered to the public through underwriting syndicates represented by managing underwriters, or directly by underwriters. Generally, the underwriters’ obligations to purchase the securities will be subject to certain conditions precedent set forth in the applicable underwriting agreement. We may offer the securities to the public through underwriting syndicates represented by managing underwriters or by underwriters without a syndicate. The underwriters will be obligated to purchase all of the securities if they purchase any of the securities. Only underwriters that we have named in the prospectus supplement will be underwriters of the securities offered by that prospectus supplement.

If we use dealers in the sale of securities, we may sell securities to such dealers as principals. The dealers may then resell the securities to the public at varying prices to be determined by such dealers at the time of resale. If we use agents in the sale of securities, unless otherwise indicated in the prospectus supplement, they will use their reasonable best efforts to solicit purchases for the period of their appointment. We may solicit offers to purchase the securities directly, and we may sell the securities directly to institutional or other investors, who may be deemed underwriters within the meaning of the Securities Act with respect to any resales of those securities. Unless otherwise indicated in a prospectus supplement, if we sell directly, no underwriters, dealers or agents will be involved. The terms of these sales will be described in the applicable prospectus supplement. We will not make an offer of securities in any jurisdiction that does not permit such an offer.

We may authorize underwriters, dealers, or agents to solicit offers by certain types of institutional investors to purchase our securities at the public offering price set forth in the prospectus supplement pursuant to delayed delivery contracts providing for payment and delivery on a specified date in the future. The contracts will be subject only to those conditions set forth in the prospectus supplement, and the prospectus supplement will set forth any commissions or discounts we pay for solicitation of these contracts.

Agents and underwriters may be entitled to indemnification by us against civil liabilities, including liabilities under the Securities Act, or contribution with respect to payments that the agents or underwriters may make with respect to these liabilities. Agents and underwriters may engage in transactions with, or perform services for, us in the ordinary course of business.

In connection with any offering, the underwriters may purchase and sell securities in the open market. These transactions may include short sales, over-allotment, stabilizing transactions and purchases to cover positions created by short sales and penalty bids. Short sales involve the sale by the underwriters of a greater number of securities than they are required to purchase in an offering. Over-allotment involves sales in excess of the offering size, which create a short position. Stabilizing transactions consist of certain bids or purchases of the offered securities or any underlying securities made for the purpose of preventing or retarding a decline in the market price of the securities while an offering is in progress. Short-covering transactions involve purchases of the securities, either through exercise of the over-allotment option or in the open market after the distribution is completed, to cover short positions. Penalty bids permit the underwriters to reclaim a selling concession from a dealer when the securities originally sold by the dealer are purchased in a stabilizing or covering transaction to cover short positions. These activities by the underwriters may stabilize, maintain or otherwise affect the market price of the securities. As a result, the price of the securities may be higher than the price that otherwise might exist in the open market. If these activities are commenced, they may be discontinued by the underwriters at any time. These transactions may be effected on an exchange (if the securities are listed on an exchange) in the over-the-counter market or otherwise.

We may enter into derivative transactions with third parties, or sell securities not covered by this prospectus to third parties in privately negotiated transactions. If the applicable prospectus supplement indicates in connection with those derivatives then the third parties may sell securities covered by this prospectus and the applicable prospectus supplement, including in short sale transactions. If so, the third party may use securities pledged by us or borrowed from us or others to settle those sales or to close out any related open borrowings of shares, and may use securities received from us in settlement of those derivatives to close out any related open borrowings of securities. The third party in such sale transactions will be an underwriter and will be identified in the applicable prospectus supplement (or a post-effective amendment).

In connection with the distribution of the securities offered under this prospectus, we may enter into swap or other hedging transactions with, or arranged by, underwriters or agents or their affiliates. These underwriters or agents or their affiliates may receive compensation, trading gain or other benefits from these transactions.

Under the securities laws of some states, to the extent applicable, the securities may be sold in such states only through registered or licensed brokers or dealers. In addition, in some states the securities may not be sold unless such securities have been registered or qualified for sale in such state or an exemption from registration or qualification is available and is complied with.

Memorandum and Articles of Association

Key Provisions of our Notice of Articles and Articles and the Business Corporations Act (British Columbia)

The following is a summary of certain key provisions of our notice of articles and articles and certain related sections of the Business Corporations Act (British Columbia) (the “BCBCA”). This is only a summary and is not intended to be exhaustive. For further information please refer to the full version of our notice of articles and to our articles attached as exhibits to our Annual Report on Form 20-F for the year ended December 31, 2020, filed with the SEC on May 5, 2021.

Stated Objects or Purposes

Our articles do not contain stated objects or purposes and do not place any limitations on the business that we may carry on.

Directors

Power to vote on matters in which a director is materially interested.    Under the BCBCA a director who has a material interest in a contract or transaction, whether made or proposed, that is material to us, must disclose such interest to us, subject to certain exceptions such as if the contract or transaction: (i) is an arrangement by way of security granted by us for money loaned to, or obligations undertaken by, the director for our benefit or for one of our affiliates’ benefit; (ii) relates to an indemnity or insurance permitted under the BCBCA; (iii) relates to the remuneration of the director in his or her capacity as director, officer, employee or agent of our company or of one of our affiliates; (iv) relates to a loan to our company while the director is the guarantor of some or all of the loan; or (v) is with a corporation that is affiliated to us while the director is also a director or senior officer of that corporation or an affiliate of that corporation.

A director who holds such disclosable interest in respect of any material contract or transaction into which we have entered or propose to enter may be required to absent himself or herself from the meeting while discussions and voting with respect to the matter are taking place. Directors are also required to comply with certain other relevant provisions of the BCBCA regarding conflicts of interest.

Directors’ power to determine the remuneration of directors.    The remuneration of our directors is determined by our directors subject to our articles. The remuneration may be in addition to any salary or other remuneration paid to any of our employees (including executive officers) who are also directors.

Number of shares required to be owned by a director.    Neither our articles nor the BCBCA provide that a director is required to hold any of our shares as a qualification for holding his or her office. Our board of directors has discretion to prescribe minimum share ownership requirements for directors.

Shareholder Meetings

Subject to applicable stock exchange requirements, we must hold a general meeting of our shareholders at least once every year at a time and place determined by our board of directors, provided that the meeting must not be held later than 15 months after the preceding annual general meeting. A meeting of our shareholders may be held anywhere in or outside British Columbia.

A notice to convene a meeting, specifying the date, time and location of the meeting, and, where a meeting is to consider special business, the general nature of the special business must be sent to each shareholder entitled to attend the meeting and to each director not less than 21 days prior to the meeting for so long as we are a public company. The accidental omission to send notice of any meeting of shareholders to, or the non-receipt of any notice by, any person entitled to notice does not invalidate any proceedings at that meeting.

Subject to the special rights and restrictions attached to the shares or any class or series of shares, the quorum for the transaction of business at a meeting of shareholders is two shareholders, or one or more proxyholder(s) representing two shareholders, or one member and a proxyholder representing another shareholder. If there is only one shareholder, the quorum is one person present and being, or representing by proxy, such shareholder. If a quorum is not present within one-half hour of the time set for the holding of a meeting of shareholders, the meeting stands adjourned to the same day in the next week at the same time and place, unless the meeting is a general meeting that was requisitioned by shareholders, in which case the meeting is dissolved.

Shareholder Proposals and Advance Notice Procedures

Under the BCBCA, qualified shareholders holding at least one percent (1%) of our issued voting shares or whose shares have a fair market value in excess of CAD$2,000 may make proposals for matters to be considered at the annual general meeting of shareholders. Such proposals must be sent to us in advance of any proposed meeting by delivering a timely written notice in proper form to our registered office in accordance with the requirements of the BCBCA. The notice must include information on the business the shareholder intends to bring before the meeting in the prescribed form. To be a qualified shareholder, a shareholder must currently be and have been a registered or beneficial owner of at least one share of the company for at least two years before the date of signing the proposal.

We have included certain advance notice provisions with respect to the election of our directors in our articles. The advance notice provisions are intended to: (i) facilitate orderly and efficient annual general meetings or, where the need arises, special meetings; (ii) ensure that all shareholders receive adequate notice of board nominations and sufficient information with respect to all nominees; and (iii) allow shareholders to register an informed vote. Only persons who are nominated in accordance with the advance notice provisions will be eligible for election as directors at any annual meeting of shareholders, or at any special meeting of shareholders if one of the purposes for which the special meeting was called was the election of directors.

Under the advance notice provisions, a shareholder wishing to nominate a director would be required to provide us notice, in the prescribed form, within the prescribed time periods. These time periods include, (i) in the case of an annual meeting of shareholders (including annual and special meetings), not less than 30 days prior to the date of the annual meeting of shareholders; provided, that if the first public announcement of the date of the annual meeting of shareholders, or the Notice Date, is less than 40 days before the meeting date, not later than the close of business on the 10th day following the Notice Date; and (ii) in the case of a special meeting (which is not also an annual meeting) of shareholders called for any purpose which includes electing directors, not later than the close of business on the 15th day following the Notice Date.

These provisions could have the effect of delaying until the next shareholder meeting the nomination of certain persons for director that are favored by the holders of a majority of our outstanding voting securities.

Limitation of Liability and Indemnification

Under the BCBCA, a company may indemnify: (i) a current or former director or officer of that company; (ii) a current or former director or officer of another corporation if, at the time such individual held such office, the corporation was an affiliate of the company, or if such individual held such office at the company’s request; or (iii) an individual who, at the request of the company, held, or holds, an equivalent position in another entity, against all costs, charges and expenses, including an amount paid to settle an action or satisfy a judgment actually and reasonably incurred by him or her in respect of any legal proceeding or investigative action (whether current, threatened, pending or completed) in which he or she is involved because of that person’s position as an indemnifiable person, unless: (i) the individual did not act honestly and in good faith with a view to the best interests of such company or the other entity, as the case may be; or (ii) in the case of a proceeding other than a civil proceeding, the individual did not have reasonable grounds for believing that the individual’s conduct was lawful. A company cannot indemnify an indemnifiable person if it is prohibited from doing so under its articles or by applicable law. A company may pay, as they are incurred in advance of the final disposition of an eligible proceeding, the expenses actually and reasonably incurred by an indemnifiable person in respect of that proceeding only if the indemnifiable person has provided an undertaking that, if it is ultimately determined that the payment of expenses was prohibited, the indemnifiable person will repay any amounts advanced. Subject to the aforementioned prohibitions on indemnification, a company must, after the final disposition of an eligible proceeding, pay the expenses actually and reasonably incurred by an indemnifiable person in respect of such eligible proceeding if such indemnifiable person has not been reimbursed for such expenses, and was wholly successful, on the merits or otherwise, in the outcome of such eligible proceeding or was substantially successful on the merits in the outcome of such eligible proceeding. On application from us or from an indemnifiable person, a court may make any order the court considers appropriate in respect of an eligible proceeding, including the indemnification of penalties imposed or expenses incurred in any such proceedings and the enforcement of an indemnification agreement. As permitted by the BCBCA, our articles require us to indemnify our directors, former directors or alternate directors (and such individual’s respective heirs and legal representatives) and permit us to indemnify any person to the extent permitted by the BCBCA.

Ownership and Exchange Controls

There is no limitation imposed by Canadian law or by our articles on the right of a non-resident to hold or vote our common shares, other than discussed below.

Competition Act

Limitations on the ability to acquire and hold our common shares may be imposed by the Competition Act (Canada). This legislation permits the Commissioner of Competition, or Commissioner, to review any acquisition or establishment, directly or indirectly, including through the acquisition of shares, of control over or of a significant interest in us. This legislation grants the Commissioner jurisdiction, for up to one year after the acquisition has been substantially completed, to challenge this type of acquisition by seeking a remedial order, including an order to prohibit the acquisition or require divestitures, from the Canadian Competition Tribunal, which may be granted where the Competition Tribunal finds that the acquisition substantially prevents or lessens, or is likely to substantially prevent or lessen, competition.

This legislation also requires any person or persons who intend to acquire more than 20% of our voting shares or, if such person or persons already own more than 20% of our voting shares prior to the acquisition, more than 50% of our voting shares, to file a notification with the Canadian Competition Bureau if certain financial thresholds are exceeded. Where a notification is required, unless an exemption is available, the legislation prohibits completion of the acquisition until the expiration of the applicable statutory waiting period, unless the Commissioner either waives or terminates such waiting period or issues an advance ruling certificate. The Commissioner’s review of a notifiable transaction for substantive competition law considerations may take longer than the statutory waiting period.

Investment Canada Act

The Investment Canada Act requires each “non Canadian” (as defined in the Investment Canada Act) who acquires “control” of an existing “Canadian business,” to file a notification in prescribed form with the responsible federal government department or departments not later than 30 days after closing, provided the acquisition of control is not a reviewable transaction under the Investment Canada Act. Subject to certain exemptions, a transaction that is reviewable under the Investment Canada Act may not be implemented until an application for review has been filed and the responsible Minister of the federal cabinet has determined that the investment is likely to be of “net benefit to Canada” taking into account certain factors set out in the Investment Canada Act. Under the Investment Canada Act, an investment in our common shares by a non-Canadian who is a World Trade Organization member country investor that is not a state-owned enterprise, including a United States investor would be reviewable only if it were an investment to acquire control of us pursuant to the Investment Canada Act and our enterprise value (as determined pursuant to the Investment Canada Act and its regulations) was equal to or greater than $1.075 billion (as of January 1, 2020). The enterprise value threshold for “trade agreement investors” that are not state-owned enterprises is $1.613 billion (as of January 1, 2020).

The Investment Canada Act contains various rules to determine if there has been an acquisition of control. Generally, for purposes of determining whether an investor has acquired control of a corporation by acquiring shares, the following general rules apply, subject to certain exceptions: the acquisition of a majority of the voting interests or a majority of the undivided ownership interests in the voting shares of the corporation is deemed to be acquisition of control of that corporation; the acquisition of less than a majority, but one-third or more, of the voting shares of a corporation or of an equivalent undivided ownership interest in the voting shares of the corporation is presumed to be acquisition of control of that corporation unless it can be established that, on the acquisition, the corporation is not controlled in fact by the acquirer through the ownership of voting shares; and the acquisition of less than one third of the voting shares of a corporation or of an equivalent undivided ownership interest in the voting shares of the corporation is deemed not to be acquisition of control of that corporation.

Under the national security review regime in the Investment Canada Act, review on a discretionary basis may also be undertaken by the federal government with respect to a much broader range of investments by a non-Canadian to “acquire, in whole or part, or to establish an entity carrying on all or any part of its operations in Canada.” No financial threshold applies to a national security review. The relevant test is whether such investment by a non-Canadian could be “injurious to national security.” Review on national security grounds is at the discretion of the responsible ministers and may occur on a pre- or post-closing basis.

Certain transactions relating to our common shares will generally be exempt from the Investment Canada Act, subject to the federal government’s prerogative to conduct a national security review, including:

•        the acquisition of our common shares by a person in the ordinary course of that person’s business as a trader or dealer in securities;

•        the acquisition of control of us in connection with the realization of security granted for a loan or other financial assistance and not for any purpose related to the provisions of the Investment Canada Act if the acquisition is subject to approval under Canadian legislation relating to financial institutions; and

•        the acquisition of control of us by reason of an amalgamation, merger, consolidation or corporate reorganization following which the ultimate direct or indirect control in fact of us, through ownership of our common shares, remains unchanged.

Comparison of Shareholder Rights

We are a corporation governed by the BCBCA. The following discussion summarizes material differences between the rights of holders of our common shares and the rights of holders of the common share of a typical corporation incorporated under the laws of the state of Delaware, which result from differences in governing documents and the laws of British Columbia and Delaware. This summary is qualified in its entirety by reference to the DGCL, the BCBCA, and our articles.

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Stockholder/Shareholder Approval of Business Combinations; Fundamental Changes

Under the DGCL, certain fundamental changes such as amendments to the certificate of incorporation, a merger, consolidation, sale, lease, exchange or other disposition of all or substantially all of the property of a corporation not in the usual and regular course of the corporation’s business, or a dissolution of the corporation, are generally required to be approved by the holders of a majority of the outstanding stock entitled to vote on the matter, unless the certificate of incorporation requires a higher percentage.

Under the BCBCA and our articles, certain changes to our authorized share structure and the change of our name maybe approved by a resolution of the directors our company. Under the BCBCA and our articles, certain extraordinary company alterations, such as to continuances, into or out of province, certain amalgamations, sales, leases or other dispositions of all or substantially all of the undertaking of a company (other than in the ordinary course of business), liquidations, dissolutions, and certain arrangements are required to be approved by ordinary or special resolution as applicable.

However, under the DGCL, mergers in which less than 20% of a corporation’s stock outstanding immediately prior to the effective date of the merger is issued generally do not require stockholder approval. In certain situations, the approval of a business combination may require approval by a certain number of the holders of a class or series of shares. In addition, Section 251(h) of the DGCL provides that stockholders of a constituent corporation need not vote to approve a merger if: (i) the merger

An ordinary resolution is a resolution (i) passed at a shareholders’ meeting by a simple majority, or (ii) passed, after being submitted to all of the shareholders, by being consented to in writing by shareholders who, in the aggregate, hold shares carrying at least two-thirds of the votes entitled to be cast on the resolution.

A special resolution is a resolution (i) passed by not less than two-thirds of the votes cast by the shareholders who voted in respect of the resolution at a meeting duly called and held for

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agreement permits or requires the merger to be effected under Section 251(h) and provides that the merger shall be effected as soon as practicable following the tender offer or exchange offer, (ii) a corporation consummates a tender or exchange offer for any and all of the outstanding stock of such constituent corporation that would otherwise be entitled to vote to approve the merger, (iii) following the consummation of the offer, the stock accepted for purchase or exchanges plus the stock owned by the consummating corporation equals at least the percentage of stock that would be required to adopt the agreement of merger under the DGCL, (iv) the corporation consummating the offer merges with or into such constituent corporation and (v) each outstanding share of each class or series of stock of the constituent corporation that was the subject of and not irrevocably accepted for purchase or exchange in the offer is to be converted in the merger into, or the right to receive, the same consideration to be paid for the shares of such class or series of stock of the constituent corporation irrevocably purchased or exchanged in such offer.

that purpose or (ii) passed by being consented to in writing by all shareholders entitled to vote on the resolution.

Holders common shares vote together at all meetings of shareholders except meetings at which only holders of a particular class are entitled to vote.

Under the BCBCA, an action that prejudices or interferes with a right or special right attached to issued shares of a class or series of shares must be approved by a special separate resolution of the holders of the class or series of shares being affected.

The DGCL does not contain a procedure comparable to a plan of arrangement under BCBCA.

Subject to applicable securities laws, which may impose certain “Issuer bid” or tender offer requirements, under the BCBCA, arrangements with shareholders, creditors and other persons are permitted and a company may make any proposal it considers appropriate “despite any other provision” of the BCBCA. In general, a plan of arrangement is approved by a company’s board of directors and then is submitted to a court for approval. It is customary for a company in such circumstances to apply to a court initially for an interim order governing various procedural matters prior to calling any security holder meeting to consider the proposed arrangement. Plans of arrangement involving shareholders must be approved by a special resolution of shareholders, including holders of shares not normally entitled to vote. The court may, in respect of an arrangement proposed with persons other than shareholders and creditors,

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require that those persons approve the arrangement in the manner and to the extent required by the court. The court determines, among other things, to whom notice shall be given and whether, and in what manner, approval of any person is to be obtained and also determines whether any shareholders may dissent from the proposed arrangement and receive payment of the fair value of their shares. Following compliance with the procedural steps contemplated in any such interim order (including as to obtaining security holder approval), the court would conduct a final hearing, which would, among other things, assess the fairness of the arrangement and approve or reject the proposed arrangement.

The BCBCA does not contain a provision comparable to Section 251(h) of the DGCL.
Special Vote Required for Combinations with Interested Stockholders/Shareholders

Section 203 of the DGCL provides (in general) that a corporation may not engage in a business combination with an interested stockholder for a period of three years after the time of the transaction in which the person became an interested stockholder. The prohibition on business combinations with interested stockholders does not apply in some cases, including if: (i) the board of directors of the corporation, prior to the time of the transaction in which the person became an interested stockholder, approves (a) the business combination or (b) the transaction in which the stockholder becomes an interested stockholder; (ii) upon consummation of the transaction which resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced; or (iii) the board of directors and the holders of at least two-thirds of the outstanding voting stock not owned by the interested stockholder approve the business combination on or after the time of the transaction in which the person became an interested stockholder.

The BCBCA does not contain a provision comparable to Section 203 of the DGCL with respect to business combinations.

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For the purpose of Section 203, the DGCL, subject to specified exceptions, generally defines an interested stockholder to include any person who, together with that person’s affiliates or associates, (i) owns 15% or more of the outstanding voting stock of the corporation (including any rights to acquire stock pursuant to an option, warrant, agreement, arrangement or understanding, or upon the exercise of conversion or exchange rights, and stock with respect to which the person has voting rights only), or (ii) is an affiliate or associate of the corporation and owned 15% or more of the outstanding voting stock of the corporation at any time within the previous three years.

Appraisal Rights; Rights to Dissent

Under the DGCL, a stockholder of a corporation participating in some types of major corporate transactions may, under varying circumstances, be entitled to appraisal rights pursuant to which the stockholder may receive cash in the amount of the fair market value of his or her shares in lieu of the consideration he or she would otherwise receive in the transaction.

For example, a stockholder is entitled to appraisal rights in the case of a merger or consolidation if the shareholder is required to accept in exchange for the shares anything other than: (i) shares of stock of the corporation surviving or resulting from the merger or consolidation, or depository receipts in respect thereof; (ii) shares of any other corporation, or depository receipts in respect thereof, that on the effective date of the merger or consolidation will be either listed on a national securities exchange or held of record by more than 2,000 shareholders; (iii) cash instead of fractional shares of the corporation or fractional depository receipts of the corporation; or (iv) any combination of the shares of stock, depository receipts and cash instead of the fractional shares or fractional depository receipts.

The BCBCA provides that shareholders of a company are entitled to exercise dissent rights in respect of certain matters and to be paid the fair value of their shares in connection therewith. The dissent right is applicable where the company resolves to (i) alter its articles to alter the restrictions on the powers of the company or on the business it is permitted to carry on; (ii) approve certain amalgamations; (iii) approve an arrangement, where the terms of the arrangement or court orders relating thereto permit dissent; (iv) sell, lease or otherwise dispose of all or substantially all of its undertaking; or (v) continue the company into another jurisdiction.

Dissent may also be permitted if authorized by resolution. A court may also make an order permitting a shareholder to dissent in certain circumstances.

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Compulsory Acquisition

Under the DGCL, mergers in which one corporation owns 90% or more of each class of stock of a second corporation may be completed without the vote of the second corporation’s board of directors or shareholders.

The BCBCA provides that if, within 4 months after the making of an offer to acquire shares, or any class of shares, of a company, the offer is accepted by the holders of not less than 90% of the shares (other than the shares held by the offeror or an affiliate of the offeror) of any class of shares to which the offer relates, the offeror is entitled, upon giving proper notice within 5 months after the date of the offer, to acquire (on the same terms on which the offeror acquired shares from those holders of shares who accepted the offer) the shares held by those holders of shares of that class who did not accept the offer. Offerees may apply to the court, within 2 months of receiving notice, and the court may set a different price or terms of payment and may make any consequential orders or directions as it considers appropriate.

Stockholder/Shareholder Consent to Action Without Meeting

Under the DGCL, unless otherwise provided in the certificate of incorporation, any action that can be taken at a meeting of the stockholders may be taken without a meeting if written consent to the action is signed by the holders of outstanding stock having not less than the minimum number of votes necessary to authorize or take the action at a meeting of the stockholders.

Although it is not customary for public companies to do so, under the BCBCA, shareholder action without a meeting may be taken by a consent resolution of shareholders provided that it satisfies the thresholds for approval in a company’s articles, the BCBCA and the regulations thereunder. A consent resolution is as valid and effective as if it was a resolution passed at a meeting of shareholders.

Special Meetings of Stockholders/Shareholders	Under the DGCL, a special meeting of shareholders may be called by the board of directors or by such persons authorized in the certificate of incorporation or the bylaws.

Under the BCBCA, the holders of not less than 5% of the issued shares of a company that carry the right to vote at a general meeting may requisition that the directors call a meeting of shareholders for the purpose of transacting any business that may be transacted at a general meeting. Upon receiving a requisition that complies with the technical requirements set out in the BCBCA, the directors must, subject to certain limited exceptions, call a meeting of shareholders to be held not more than 4 months after receiving the requisition.

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If the directors do not call such a meeting within 21 days after receiving the requisition, the requisitioning shareholders or any of them holding in aggregate not less than 2.5% of the issued shares of the company that carry the right to vote at general meetings may call the meeting.

Distributions and Dividends; Repurchases and Redemptions

Under the DGCL, subject to any restrictions contained in the certificate of incorporation, a corporation may pay dividends out of capital surplus or, if there is no surplus, out of net profits for the current and/or the preceding fiscal year in which the dividend is declared, as long as the amount of capital of the corporation following the declaration and payment of the dividend is not less than the aggregate amount of the capital represented by issued and outstanding shares having a preference upon the distribution of assets. Surplus is defined in the DGCL as the excess of the net assets over capital, as such capital may be adjusted by the board.

A Delaware corporation may purchase or redeem shares of any class except when its capital is impaired or would be impaired by the purchase or redemption. A corporation may, however, purchase or redeem out of capital shares that are entitled upon any distribution of its assets to a preference over another class or series of its shares if the shares are to be retired and the capital reduced.

Under the BCBCA, a company may pay a dividend in money or other property unless there are reasonable grounds for believing that the company is insolvent, or the payment of the dividend would render the company insolvent.

The BCBCA provides that no special rights or restrictions attached to a series of any class of shares confer on the series a priority in respect of dividends or return of capital over any other series of shares of the same class.

Under the BCBCA, the purchase or other acquisition by a company of its shares is generally subject to solvency tests similar to those applicable to the payment of dividends (as set out above). Our company is permitted, under its articles, to acquire any of its shares, subject to the special rights and restrictions attached to such class or series of shares and the approval of its board of directors.

Under the BCBCA, subject to solvency tests similar to those applicable to the payment of dividends (as set out above), a company may redeem, on the terms and in the manner provided in its articles, any of its shares that has a right of redemption attached to it. Our common shares are not subject to a right of redemption.

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Vacancies on Board of Director

Under the DGCL, a vacancy or a newly created directorship may be filled by a majority of the directors then in office, although less than a quorum, or by the sole remaining director, unless otherwise provided in the certificate of incorporation or bylaws. Any newly elected director usually holds office for the remainder of the full term expiring at the annual meeting of stockholders at which the term of the class of directors to which the newly elected director has been elected expires.

Under the BCBCA and our articles, a vacancy among the directors created by the removal of a director may be filled by the shareholders at the meeting at which the director is removed or, if not filled by the shareholders at such meeting, by the shareholders or by the remaining directors. In the case of a casual vacancy, the remaining directors may fill the vacancy. Under the BCBCA, directors may increase the size of the board of directors by one third of the number of current directors.

Under the BCBCA and our articles, if as a result of one or more vacancies, the number of directors in office falls below the number required for a quorum, the remaining directors may appoint as directors the number of individuals that, when added to the number of remaining directors, will constitute a quorum and/or call a shareholders’ meeting to fill any or all vacancies among directors and to conduct such other business that may be dealt with at that meeting, but must not take any other action until a quorum is obtained.

Constitution and Residency Of Directors	The DGCL does not have residency requirements, but a corporation may prescribe qualifications for directors under its certificate of incorporation or bylaws.	The BCBCA does not place any residency restrictions on the boards of directors.
Removal of Directors; Terms of Directors

Under the DGCL, except in the case of a corporation with a classified board or with cumulative voting, any director or the entire board may be removed, with or without cause, by the holders of a majority of the shares entitled to vote at an election of directors.

Our articles allow for the removal of a director by special resolution of the shareholders.

According to our articles, all directors cease to hold office immediately before the election or appointment of directors at every annual general meeting, but are eligible for re-election or re- appointment.

Inspection of Books and Records

Under the DGCL, any holder of record of stock or a person who is the beneficial owner of shares of such stock held either in a voting trust or by a nominee on behalf of such person may inspect the corporation’s books and records for a proper purpose.

Under the BCBCA, directors and shareholders may, without charge, inspect certain of the records of a company. Former shareholders, to the extent permitted under our articles, and former directors may also inspect certain of the records, free of charge, but only those records pertaining to the times that they were shareholders or directors.

Public companies must allow all persons to inspect certain records of the company free of charge.

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Amendment of Governing Documents

Under the DGCL, a certificate of incorporation may be amended if: (i) the board of directors adopts a resolution setting forth the proposed amendment, declares the advisability of the amendment and directs that it be submitted to a vote at a meeting of shareholders; provided that unless required by the certificate of incorporation, no meeting or vote is required to adopt an amendment for certain specified changes; and (ii) the holders of a majority of shares of stock entitled to vote on the matter approve the amendment, unless the certificate of incorporation requires the vote of a greater number of shares.

If a class vote on the amendment is required by the DGCL, a majority of the outstanding stock of the class is required, unless a greater proportion is specified in the certificate of incorporation or by other provisions of the DGCL.

Under the DGCL, the board of directors may amend a corporation’s bylaws if so authorized in the certificate of incorporation. The shareholders of a Delaware corporation also have the power to amend bylaws.

Under the BCBCA, a company may amend its articles or notice of articles by (i) the type of resolution specified in the BCBCA, (ii) if the BCBCA does not specify a type of resolution, then by the type specified in the company’s articles, or (iii) if the company’s articles do not specify a type of resolution, then by special resolution. The BCBCA permits many substantive changes to a company’s articles (such as a change in the company’s authorized share structure or a change in the special rights or restrictions that may be attached to a certain class or series of shares) to be changed by the resolution specified in that company’s articles.

Our articles provide that certain changes to our share structure and any creation or alteration of special rights and restrictions attached to a series or class of shares be done by way of a directors’ resolution. However, if a right or special right attached to a class or series of shares would be prejudiced or interfered with by such an alteration, the BCBCA requires that holders of such class or series of shares must approve the alteration by a special separate resolution of those shareholders.

Our articles also provide that the shareholders may from time to time, by special resolution, make any alteration to our notice of articles and articles as permitted by the BCBCA.

Indemnification of Directors and Officers

Under the DGCL, subject to specified limitations in the case of derivative suits brought by a corporation’s stockholders in its name, a corporation may indemnify any person who is made a party to any action, suit or proceeding on account of being a director, officer, employee or agent of the corporation (or was serving at the request of the corporation in such capacity for another corporation, partnership, joint venture, trust or other enterprise) against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him or her in connection with the action, suit or proceeding, provided that there is a determination that: (i) the individual acted in good

Under the BCBCA, a company may indemnify: (i) a current or former director or officer of that company; or (ii) a current or former director or officer of another corporation if, at the time such individual held such office, the corporation was an affiliate of the company, or if such individual held such office at the company’s request, against all costs, charges and expenses, including an amount paid to settle an action or satisfy a judgment actually and reasonably incurred by him or her in respect of any legal proceeding or investigative action (whether current, threatened, pending or completed) in which he or she is involved because of that person’s position as an indemnifiable person, unless: (i) the individual did

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faith and in a manner reasonably believed to be in or not opposed to the best interests of the corporation; and (ii) in a criminal action or proceeding, the individual had no reasonable cause to believe his or her conduct was unlawful.

Without court approval, however, no indemnification may be made in respect of any derivative action in which an individual is adjudged liable to the corporation, except to the extent the Court of Chancery or the court in which such action or suit was brought shall determine upon application that, despite the adjudication but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity.

The DGCL requires indemnification of directors and officers for expenses (including attorneys’ fees) actually and reasonably relating to a successful defense on the merits or otherwise of a derivative or third-party action.

Under the DGCL, a corporation may advance expenses relating to the defense of any proceeding to directors and officers upon the receipt of an undertaking by or on behalf of the individual to repay such amount if it shall ultimately be determined that such person is not entitled to be indemnified.

not act honestly and in good faith with a view to the best interests of such company or the other entity, as the case may be; or (ii) in the case of a proceeding other than a civil proceeding, the individual did not have reasonable grounds for believing that the individual’s conduct was lawful. A company cannot indemnify an indemnifiable person if it is prohibited from doing so under its articles. In addition, a company must not indemnify an indemnifiable person in proceedings brought against the indemnifiable person by or on behalf of the company or an associated company. A company may pay, as they are incurred in advance of the final disposition of an eligible proceeding, the expenses actually and reasonably incurred by an indemnifiable person in respect of that proceeding only if the indemnifiable person has provided an undertaking that, if it is ultimately determined that the payment of expenses was prohibited, the indemnifiable person will repay any amounts advanced. Subject to the aforementioned prohibitions on indemnification, a company must, after the final disposition of an eligible proceeding, pay the expenses actually and reasonably incurred by an indemnifiable person in respect of such eligible proceeding if such indemnifiable person has not been reimbursed for such expenses, and was wholly successful, on the merits or otherwise, in the outcome of such eligible proceeding or was substantially successful on the merits in the outcome of such eligible proceeding. On application from us or from an indemnifiable person, a court may make any order the court considers appropriate in respect of an eligible proceeding, including the indemnification of penalties imposed or expenses incurred in any such proceedings and the enforcement of an indemnification agreement.

As permitted by the BCBCA, our articles require us to indemnify our directors, officers, former directors or officers (and such individual’s respective heirs and legal representatives) and permit us to indemnify any person to the extent permitted by the BCBCA.

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Limited Liability of Directors

The DGCL permits the adoption of a provision in a corporation’s certificate of incorporation limiting or eliminating the monetary liability of a director to a corporation or its shareholders by reason of a director’s breach of the fiduciary duty of care. The DGCL does not permit any limitation of the liability of a director for: (i) breaching the duty of loyalty to the corporation or its shareholders; (ii) acts or omissions not in good faith; (iii) engaging in intentional misconduct or a known violation of law; (iv) obtaining an improper personal benefit from the corporation; or (v) paying a dividend or approving a stock repurchase that was illegal under applicable law.

Under the BCBCA, a director or officer of a company must (i) act honestly and in good faith with a view to the best interests of the company; (ii) exercise the care, diligence and skill that a reasonably prudent individual would exercise in comparable circumstances; (iii) act in accordance with the BCBCA and the regulations thereunder; and (iv) subject to (i) to (iii), act in accordance with the articles of the company. These statutory duties are in addition to duties under common law and equity.

No provision in a contract or the articles of a company may relieve a director or officer of a company from the above duties.

Under the BCBCA, a director is not liable for certain acts if the director has otherwise complied with his or her duties and relied, in good faith, on (i) financial statements of the company represented to the director by an officer of the company or in a written report of the auditor of the company to fairly reflect the financial position of the company, (ii) a written report of a lawyer, accountant, engineer, appraiser or other person whose profession lends credibility to a statement made by that person, (iii) a statement of fact represented to the director by an officer of the company to be correct, or (iv) any record, information or representation that the court considers provides reasonable grounds for the actions of the director, whether or not that record was forged, fraudulently made or inaccurate or that information or representation was fraudulently made or inaccurate. Further, a director is not liable if the director did not know and could not reasonably have known that the act done by the director or authorized by the resolution voted for or consented to by the director was contrary to the BCBCA.

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Stockholder/Shareholder Lawsuits

Under the DGCL, a stockholder may bring a derivative action on behalf of the corporation to enforce the rights of the corporation; provided, however, that under Delaware case law, the plaintiff generally must be a stockholder not only at the time of the transaction which the subject of the suit, but through the duration of the derivative suit. Delaware law also requires that the derivative plaintiff make a demand on the directors of the corporation to assert the corporate claim before the suit may be prosecuted by the derivative plaintiff, unless such demand would be futile. An individual also may commence a class action suit on behalf of himself or herself and other similarly situated stockholders where the requirements for maintaining a class action have been met.

Under the BCBCA, a shareholder (including a beneficial shareholder) or director of a company and any person who, in the discretion of the court, is an appropriate person to make an application to court to prosecute or defend an action on behalf of a company (a derivative action) may, with judicial leave: (i) bring an action in the name and on behalf of the company to enforce a right, duty or obligation owed to the company that could be enforced by the company itself or to obtain damages for any breach of such right, duty or obligation or (ii) defend, in the name and on behalf of the company, a legal proceeding brought against the company.

Under the BCBCA, the court may grant leave if: (i) the complainant has made reasonable efforts to cause the directors of the company to prosecute or defend the action; (ii) notice of the application for leave has been given to the company and any other person that the court may order; (iii) the complainant is acting in good faith; and (iv) it appears to the court to be in the interests of the company for the action to be prosecuted or defended.

Under the BCBCA, upon the final disposition of a derivative action, the court may make any order it determines to be appropriate. In addition, under the BCBCA, a court may order a company to pay the complainant’s interim costs, including legal fees and disbursements. However, the complainant may be held accountable for the costs on final disposition of the action.

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Oppression Remedy

Although the DGCL imposes upon directors and officers fiduciary duties of loyalty (i.e., a duty to act in a manner believed to be in the best interest of the corporation and its stockholders) and care, there is no remedy under the DGCL that is comparable to the BCBCA’s oppression remedy.

The BCBCA’s oppression remedy enables a court to make an order (interim or final) to rectify the matters complained of if the court is satisfied upon application by a shareholder (as defined below) that the affairs of the company are being conducted or that the powers of the directors are being or have been exercised in a manner that is oppressive, or that some action of the company or shareholders has been or is threatened to be taken which is unfairly prejudicial, in each case to one or more shareholders. The application must be brought in a timely manner. A “shareholder” for the purposes of the oppression remedy includes legal and beneficial owners of shares as well as any other person whom the court considers appropriate.

The oppression remedy provides the court with extremely broad and flexible jurisdiction to intervene in corporate affairs to protect shareholders.

Blank Check Preferred Stock/Shares

Under the DGCL, the certificate of incorporation of a corporation may give the board the right to issue new classes of preferred shares with voting, conversion, dividend distribution, and other rights to be determined by the board at the time of issuance, which could prevent a takeover attempt and thereby preclude shareholders from realizing a potential premium over the market value of their shares.

In addition, the DGCL does not prohibit a corporation from adopting a shareholder rights plan, or “poison pill,” which could prevent a takeover attempt and also preclude shareholders from realizing a potential premium over the market value of their shares.

Under the BCBCA, once a class of preferred shares has been created, the board of directors may be authorized, without shareholder approval, but subject to the provisions of the articles and BCBCA, to determine the maximum number of shares of each series, create an identifying name for each series and attach such special rights or restrictions, including dividend, liquidation and voting rights, as our board of directors may determine, and such special rights or restrictions, including dividend, liquidation and voting rights, may be superior to those of the common shares. Under the BCBCA, each share of a series of shares must have the same special rights or restrictions as are attached to every other share of that series of shares. In addition, the special rights or restrictions attached to shares of a series of shares must be consistent with the special rights or restrictions attached to the class of shares of which the series of shares is part.

The BCBCA does not prohibit a corporation from adopting a shareholder rights plan, or “poison pill,” which could prevent a takeover attempt and also preclude shareholders from realizing a potential premium over the market value of their shares.

	Delaware	British Columbia
Advance Notification Requirements for Proposals of Stockholders/Shareholders

Delaware corporations typically have provisions in their bylaws that require a stockholder proposing a nominee for election to the board of directors or other proposals at an annual or special meeting of the stockholders to provide notice of any such proposals to the secretary of the corporation in advance of the meeting for any such proposal to be brought before the meeting of the stockholders. In addition, advance notice bylaws frequently require the stockholder nominating a person for election to the board of directors to provide information about the nominee, such as his or her age, address, employment and beneficial ownership of shares of the corporation’s capital stock. The stockholder may also be required to disclose, among other things, his or her name, share ownership and agreement, arrangement or understanding with respect to such nomination.

For other proposals, the proposing stockholder is often required by the bylaws to provide a description of the proposal and any other information relating to such stockholder or beneficial owner, if any, on whose behalf that proposal is being made, required to be disclosed in a proxy statement or other filings required to be made in connection with solicitation of proxies for the proposal and pursuant to and in accordance with the Exchange Act and the rules and regulations promulgated thereunder.

Under the BCBCA, qualified shareholders holding at least one percent (1%) of our issued voting shares or whose shares have a fair market value in excess of CAD$2,000 in the aggregate may make proposals for matters to be considered at the annual general meeting of shareholders. Such proposals must be sent to us in advance of any proposed meeting by delivering a timely written notice in proper form to our registered office in accordance with the requirements of the BCBCA. The notice must include information on the business the shareholder intends to bring before the meeting in the prescribed form. To be a qualified shareholder, a shareholder must currently be and have been a registered or beneficial owner of at least one share of the company for at least two years before the date of signing the proposal.

If the proposal and a written statement in support of the proposal (if any) are submitted at least three months before the anniversary date of the previous annual meeting and the proposal and written statement (if any) meet other specified requirements, then the company must either set out the proposal, including the names and mailing addresses of the submitting person and supporters and the written statement (if any), in the proxy circular of the company or attach the proposal and written statement thereto.

In certain circumstances, the company may refuse to process a proposal.

We have included Advance Notice Provisions (as defined in the “Description of Share Capital” section above) in our articles. Under the Advance Notice Provisions, a shareholder wishing to nominate a director would be required to provide us notice, in the prescribed form, within the prescribed time periods.

Expense of the Issuance and Distribution

The following table sets forth those expenses to be incurred by us in connection with the issuance and distribution of the securities being registered, other than underwriting discounts and commissions. All of the amounts shown are estimates, except the SEC registration fee.

SEC registration fee	$2,317.50
Printing and postage expenses	(1)
Legal fees and expenses	(1)
Trustee fees and expenses	(1)
Accounting fees and expenses	(1)
Rating agency fees	(1)
Miscellaneous expenses	(1)
Total	$2,317.50 (1)

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(1)      These expenses are not presently known and cannot be estimated at this time as they are based upon the amount and type of security being offered, as well as the number of offerings. The aggregate amount of these expenses will be reflected in the applicable prospectus supplement.

Certain Income Tax Considerations

Material Canadian and/or U.S. income tax consequences relating to the purchase, ownership and disposition of any of the securities offered by this prospectus will be set forth in the applicable prospectus supplement relating to the offering of those securities. You are urged to consult your own tax advisors prior to any acquisition of our securities.

Legal Matters

Certain legal matters in connection with the securities offered hereby will be passed upon on behalf of the Company by Pryor Cashman LLP with respect to U.S. legal matters and by Fasken Martineau DuMoulin LLP with respect to Canadian legal matters. If legal matters in connection with any offering made pursuant to this prospectus are passed upon by counsel for underwriters, dealers or agents, if any, such counsel will be named in the prospectus supplement relating to such offering.

Experts

Our audited consolidated financial statements as of and for the years ended December 31, 2020, 2019 and 2018 incorporated by reference into this prospectus have been so included in reliance upon the report of Davidson & Company LLP, independent registered public accountants, upon the authority of the said firm as experts in accounting and auditing.

The historical consolidated financial statements of Xcite Interactive as of and for the years ended December 31, 2020 and December 31, 2019 incorporated by reference into this prospectus have been so included in reliance on the report of Ramirez Jimenez International CPAs, independent registered public accountants, appearing elsewhere herein, and upon the authority of said firm as experts in auditing and accounting.

DISCLOSURE OF COMMISSION POSITION ON INDEMNIFICATION
FOR SECURITIES ACT LIABILITIES

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the common shares being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

Versus Systems Inc.

2,500,000 Common Shares

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Prospectus Supplement

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Roth Capital Partners LLC

February 2, 2023